Exhibit (a)(1)(A)

OFFER TO PURCHASE FOR CASH

ALL OUTSTANDING SHARES OF COMMON STOCK

OF

VIACELL, INC.

BY

VICTOR ACQUISITION CORP.

AN INDIRECT WHOLLY OWNED SUBSIDIARY OF

PERKINELMER, INC.

AT

$7.25 PER SHARE NET TO SELLERS

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,

NEW YORK CITY TIME, AT THE END OF THURSDAY, NOVEMBER 8, 2007, UNLESS THE OFFER IS EXTENDED.

PerkinElmer, Inc. (“PerkinElmer”), through its indirect wholly owned subsidiary, Victor Acquisition Corp. (“Offeror”), is offering to purchase all of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of ViaCell, Inc. (“ViaCell”), at a price per share of $7.25, net to the seller in cash (such amount or any greater amount per share paid pursuant to the Offer, the “Offer Price”), subject to any required withholding of taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase, dated October 12, 2007 (the “Offer to Purchase”), and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”). The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of October 1, 2007 (the “Merger Agreement”), among PerkinElmer, Offeror and ViaCell. The Offer is conditioned upon, among other things, there being validly tendered and not properly withdrawn prior to the expiration of the Offer a number of Shares that represents at least a majority of the total number of outstanding Shares on a fully diluted basis. See Section 14—“Conditions of the Offer.” After the completion of the Offer and the satisfaction or waiver of the conditions to the Merger (as defined below), Offeror will merge with and into ViaCell (the “Merger”), with ViaCell becoming a wholly owned subsidiary of PerkinElmer.

The board of directors of ViaCell has unanimously (1) determined that the Offer and the Merger are fair to, and in the best interest of, ViaCell and its stockholders, (2) approved the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger, and (3) declared the advisability of the Merger Agreement and resolved to recommend that ViaCell’s stockholders tender their Shares in the Offer and adopt the Merger Agreement.

IMPORTANT

Any ViaCell stockholder wishing to tender Shares in the Offer must, prior to the expiration of the Offer, either (1) complete and sign the accompanying Letter of Transmittal (or a facsimile) in accordance with the instructions in the Letter of Transmittal and mail or deliver it together with the certificates evidencing the tendered Shares, and any other required documents, to Deutsche Bank Trust Company Americas, the Depositary for the Offer, or tender such Shares pursuant to the procedure for book-entry transfer set forth in Section 3—“Procedures for Accepting the Offer and Tendering Shares”, or (2) request the stockholder’s broker, dealer, commercial bank, trust company or other nominee to effect the tender of Shares to Offeror. Any stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact that broker, dealer, commercial bank, trust company or other nominee if the stockholder desires to tender its Shares.

A stockholder who desires to tender Shares and whose certificates evidencing such Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, may be able to tender Shares by following the procedure for guaranteed delivery set forth in Section 3—“Procedures for Accepting the Offer and Tendering Shares.”

Questions or requests for assistance may be directed to Georgeson Inc., the Information Agent for the Offer, or to Merrill Lynch, Pierce, Fenner & Smith Incorporated, the Dealer Manager for the Offer, at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent or the Dealer Manager. ViaCell’s stockholders also may contact their broker, dealer, commercial bank, trust company or other nominee for copies of these documents. This Offer to Purchase and the related Letter of Transmittal contain important information, and you should read both carefully and in their entirety before making a decision with respect to the Offer. You are urged to obtain a current market quotation for the Shares. See Section 6—“Price Range of the Shares; Dividends.”

The Depositary for the Offer is:

Deutsche Bank Trust Company Americas

The Dealer Manager for the Offer is:

Merrill Lynch & Co.

October 12, 2007

SCHEDULES

Schedule I.	Directors and Executive Officers of PerkinElmer and Offeror

i

SUMMARY TERM SHEET

This summary term sheet highlights material provisions of this Offer to Purchase and may not contain all of the information that is important to you. This summary term sheet is not meant to be a substitute for the information contained in the remainder of this Offer to Purchase, and you should carefully read the fuller terms, descriptions and explanations contained in this Offer to Purchase and in the related Letter of Transmittal.

Securities Sought:	All outstanding shares of common stock, par value $0.01 per share (“Shares”), of ViaCell, Inc. (“ViaCell”).

Price Offered Per Share:	$7.25 per Share, net to sellers in cash, without interest and subject to any required withholdings of taxes (such amount per Share or any greater amount paid pursuant to the Offer, the “Offer Price”).

Scheduled Expiration Time:	12:00 midnight, New York City time, at the end of Thursday, November 8, 2007.

Purchaser:	Victor Acquisition Corp. (“Offeror”), an indirect wholly owned subsidiary of PerkinElmer, Inc. (“PerkinElmer”).

Minimum Condition:	At least a majority of the total number of Shares on a fully diluted basis (where “on a fully diluted basis” means the number of shares of ViaCell’s common stock outstanding, together with the shares of ViaCell’s common stock that ViaCell may be required to issue pursuant to warrants, options or other obligations under employee stock or similar benefit plans or otherwise, whether or not vested or then exercisable).

ViaCell Board of Directors’ Recommendation:	ViaCell’s board of directors unanimously recommends that ViaCell’s stockholders tender their Shares into the Offer and adopt the Merger Agreement.

Other Information

The Offer is the first step in PerkinElmer’s plan to acquire all outstanding Shares, as provided in the Agreement and Plan of Merger, dated as of October 1, 2007 (the “Merger Agreement”), among PerkinElmer, us and ViaCell. If the Offer is successful, PerkinElmer, through its indirect wholly owned subsidiary, will acquire any remaining Shares through a merger of us with and into ViaCell (the “Merger”), pursuant to which each remaining outstanding Share shall automatically be converted into the right to receive the Offer Price in cash other than (1) any Shares owned by PerkinElmer, us or ViaCell or any direct or indirect wholly-owned subsidiary of PerkinElmer, us or ViaCell, including all Shares held by ViaCell as treasury stock, or (2) Shares that are held by any stockholder who is entitled to demand and properly demands appraisal pursuant to, and who complies in all respects with, the provisions of Section 262 of the Delaware General Corporation Law. ViaCell stockholders will have appraisal rights with respect to the Merger, but not the Offer.

The initial offering period of the Offer will expire at 12:00 midnight, New York City time, at the end of Thursday, November 8, 2007 (such time and date, or the latest time and date as the Offer may be extended, the “Expiration Date”) unless we extend the Offer. We may, without the consent of ViaCell, extend the Offer (1) as required by applicable law (including for any period required by any rule, regulation, interpretation or position of the U.S. Securities and Exchange Commission (the “SEC”) or the staff of the SEC), (2) for one or more periods of not more than ten business days, and in any event to no later than February 28, 2008, if, immediately prior to the scheduled Expiration Date, any of the conditions of the Offer (see Section 14—“Conditions of the Offer”) have not been satisfied or waived, or (3) in connection with an increase in the Offer Price so as to comply with applicable rules and regulations of the SEC. We may, without the consent of ViaCell, provide a subsequent offering period for the Offer in accordance with Rule 14d-11 of the Securities Exchange Act of 1934, as amended. In addition, if, immediately following the acceptance by us of Shares for payment in the Offer, the number of Shares validly tendered and not properly withdrawn in the Offer is more than 80% but less than 90% of the outstanding Shares, and we have not otherwise notified ViaCell that we intend to promptly exercise our “top-up option” to purchase additional Shares of ViaCell (see Section 11—“Purpose of the Offer; the Merger Agreement; Statutory Requirements; Appraisal Rights; ‘Going Private’ Transactions; Plans for ViaCell”), then ViaCell may require that we commence a subsequent offering period of at least five business days.

If we decide to or are required to extend the Offer, we will issue a press release giving the new Expiration Date no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Date of the Offer.

ViaCell Board of Directors’ Recommendation

ViaCell’s board of directors unanimously:

•	determined that the Offer and the Merger are fair to, and in the best interest of, ViaCell and its stockholders;

•	approved the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger; and

•	declared the advisability of the Merger Agreement and resolved to recommend that ViaCell’s stockholders tender their Shares in the Offer and adopt the Merger Agreement.

Conditions and Termination

We are not required to complete the Offer unless:

•

the number of Shares validly tendered and not properly withdrawn is at least a majority of the total number of Shares outstanding on a fully diluted basis (where “on a fully diluted basis” means the number of shares of ViaCell’s common stock outstanding, together with the shares of ViaCell’s common stock that ViaCell may be required to issue pursuant to warrants, options or other obligations under employee stock or similar benefit plans or otherwise, whether or not vested or then exercisable). As of October 9, 2007, the required minimum number of Shares would have been 22,371,098 Shares; and

•	the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 has been terminated or expired.

See Section 11—“Purpose of the Offer; the Merger Agreement; Statutory Requirements; Appraisal Rights; ‘Going Private’ Transactions; Plans for ViaCell” and Section 14—“Conditions of the Offer” in this Offer to Purchase for a description of other conditions to the Offer and PerkinElmer’s and ViaCell’s respective rights to terminate the Merger Agreement. The Offer is not conditioned on PerkinElmer obtaining financing.

Procedures for Tendering

If you wish to accept the Offer, please do the following:

•

If you are a record holder (i.e., a stock certificate has been issued to you or you hold Shares in book-entry form), you must complete and sign the enclosed Letter of Transmittal and send it with your stock certificate to the Depositary for the Offer or follow the procedures described in this Offer to Purchase and the enclosed Letter of Transmittal for book-entry transfer. These materials must reach the Depositary before the Offer expires. Detailed instructions are contained in the Letter of Transmittal and in Section 3—“Procedures for Accepting the Offer and Tendering Shares” in this Offer to Purchase.

•

If you are a record holder but your stock certificate is not available or you cannot deliver your stock certificate to the Depositary before the Offer expires, you may be able to tender your Shares using the enclosed Notice of Guaranteed Delivery. Please call the Information Agent, Georgeson Inc., at (866) 821-2550 (Toll-Free) for assistance. See Section 3—“Procedures for Accepting the Offer and Tendering Shares” in this Offer to Purchase for further details.

•	If you hold your Shares through a broker or bank, you should contact your broker or bank and give instructions that your Shares be tendered.

Withdrawal Rights

If, after tendering your Shares in the Offer, you decide that you do not want to accept the Offer, you can withdraw your Shares by so instructing the Depositary in writing before the Offer expires. If you tendered your Shares by giving instructions to a broker or bank, you must instruct the broker or bank to arrange for the withdrawal of your Shares. See Section 4—“Withdrawal Rights” for further details.

Recent ViaCell Trading Prices

The closing price for ViaCell shares was: $4.72 per share on September 28, 2007, the last trading day before we announced the Merger Agreement, and $7.19 per share on October 11, 2007, the last trading day before the date of this Offer to Purchase. Before Deciding Whether to Tender, You Should Obtain a Current Market Quotation for the Shares.

If the Offer is successful, we expect the Shares to continue to be traded on the Nasdaq Global Market (“Nasdaq”) until the time of the Merger, although we expect trading volume to be significantly below its pre-Offer level. Please note that the time period between completion of the Offer and the Merger may be very short.

U.S. Federal Income Tax Consequences of Tendering Your Shares

The sale or exchange of Shares pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, if you sell Shares pursuant to the Offer or receive cash in exchange for Shares pursuant to the Merger, you should recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and your tax basis in the Shares sold or exchanged. See Section 5—“Material U.S. Federal Income Tax Consequences” for further details.

Further Information

You may contact Georgeson Inc. or Merrill Lynch & Co. at the addresses and telephone numbers listed below if you have any questions about the Offer. Georgeson Inc. is acting as the Information Agent for the Offer and Merrill Lynch, Pierce, Fenner & Smith Incorporated is acting as the Dealer Manager for the Offer.

The Information Agent for the Offer is:

17 State Street, 10th Floor

New York, NY 10004

Banks and Brokers Call: (212) 440-9800

All Others Call Toll Free: (866) 821-2550

The Dealer Manager for the Offer is:

Merrill Lynch & Co.

Four World Financial Center

New York, New York 10080

Toll Free: (877) 653-2948

International Callers: (609) 818-8000

FREQUENTLY ASKED QUESTIONS

The following are answers to some of the questions you, as a ViaCell stockholder, may have about the Offer. We urge you to carefully read the remainder of this Offer to Purchase and the Letter of Transmittal and the other documents to which we have referred because the information in the Summary Term Sheet and this section is not complete. Additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal.

Who is offering to purchase my Shares?

We are Victor Acquisition Corp., a newly formed Delaware corporation and an indirect wholly owned subsidiary of PerkinElmer, Inc., a Massachusetts corporation. We were formed for the purpose of making this acquisition. See the “Introduction” to this Offer to Purchase and Section 9—“Information Concerning PerkinElmer and Offeror.”

PerkinElmer, Inc. is a global technology leader driving growth and innovation in the health sciences and photonics markets to improve the quality of life. PerkinElmer reported revenues of $1.55 billion in 2006, has 8,500 employees serving customers in more than 125 countries, and is a component of the S&P 500 Index.

Will I have to pay any fees or commissions?

If you are the record owner of your Shares and you directly tender your Shares to us in the Offer, you will not have to pay brokerage fees or similar expenses. If you own your Shares through a broker or other nominee, and your broker tenders your Shares on your behalf, your broker or nominee may charge you a fee or commission for doing so. You should consult your broker or nominee to determine whether any charges will apply. See the “Introduction” to this Offer to Purchase.

Do you have financial resources to make payment?

PerkinElmer, our parent company, will provide us with sufficient funds to purchase all Shares validly tendered in the Offer and not properly withdrawn and to fund for our acquisition of the remaining Shares in the Merger, which is expected to follow the successful completion of the Offer in accordance with the terms and conditions of the Merger Agreement. The Offer is not conditioned upon any financing arrangements. Although PerkinElmer has available the necessary funds to complete the Offer and the Merger from existing cash on hand, short-term investments and other cash equivalents, and, borrowings under its existing credit facility, PerkinElmer expects to borrow additional funds to provide a portion of the funds needed to complete the Offer and the Merger. See Section 12—“Source and Amount of Funds.”

Is your financial condition relevant to my decision to tender in the offer?

No. We do not think our financial condition is relevant to your decision whether to tender your Shares and accept the Offer because:

•	the Offer is being made for all outstanding Shares solely for cash;

•	we, through our parent company, PerkinElmer, will have sufficient funds and financial resources available to purchase all Shares validly tendered in the Offer and not properly withdrawn;

•	the Offer is not subject to any financing condition; and

•	if we consummate the Offer, we will acquire all remaining Shares in the Merger for the same cash price as the Offer Price.

Will the offer be followed by a merger?

Yes, unless the conditions to the Merger are not satisfied or waived. In the Merger, we will acquire all remaining Shares in the Merger for the same cash price as the Offer Price. If the Merger takes place, PerkinElmer will own all of the Shares, and all the remaining ViaCell stockholders will receive the Offer Price. See Section 11—“Purpose of the Offer; the Merger Agreement; Statutory Requirements; Appraisal Rights; ‘Going Private’ Transactions; Plans for ViaCell” and Section 14—“Conditions of the Offer” for a description of the conditions to the Merger.

Who should I call if I have questions about the tender offer? Where do I get additional copies of the offer documents?

You may call Georgeson Inc., Toll-Free at: (866) 821-2550 or Merrill Lynch, Pierce, Fenner & Smith Incorporated, Toll-Free at (877) 653-2948 or (609) 818-8000 for international calls. Georgeson Inc. is acting as the Information Agent for the Offer and Merrill Lynch, Pierce, Fenner & Smith Incorporated is acting as the Dealer Manager for the Offer. See the back cover of this Offer to Purchase for additional contact information.

To: All Holders of Shares of Common Stock of ViaCell, Inc.:

INTRODUCTION

Victor Acquisition Corp. (“Offeror”), a Delaware corporation and an indirect wholly owned subsidiary of PerkinElmer, Inc., a Massachusetts corporation (“PerkinElmer”), is offering to purchase all outstanding shares of common stock, par value $0.01 per share (the “Shares”), of ViaCell, Inc., a Delaware corporation (“ViaCell”), at a purchase price of $7.25 per Share, net to sellers in cash, without interest and subject to any required withholdings of taxes (such amount or any greater amount per share paid pursuant to the Offer, the “Offer Price”), on the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements to the Offer to Purchase and the Letter of Transmittal, collectively constitute the “Offer”).

The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of October 1, 2007 (the “Merger Agreement”), among PerkinElmer, us and ViaCell. The Offer is conditioned upon, among other things, there being validly tendered and not properly withdrawn prior to the expiration of the Offer a number of Shares that represents at least a majority of the total number of outstanding Shares on a fully diluted basis (where “on a fully diluted basis” means the number of shares of ViaCell’s common stock outstanding, together with the shares of ViaCell’s common stock that ViaCell may be required to issue pursuant to warrants, options or other obligations under employee stock or similar benefit plans or otherwise, whether or not vested or then exercisable) (the “Minimum Condition”). The Offer also is subject to certain other terms and conditions. See Section 14—“Conditions of the Offer.” After the completion of the Offer and the satisfaction or waiver of the conditions to the Merger, we will merge with and into ViaCell (the “Merger”).

If you are the record owner of Shares and tender directly to the Depositary (as defined below), you will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by us pursuant to the Offer. If you hold your Shares through a bank or broker, you should check with those institutions as to whether or not they charge any service fee. However, if you do not complete and sign the Substitute Form W-9 that is included in the Letter of Transmittal, you may be subject to a required backup U.S. federal income tax withholding of 28% of the gross proceeds payable to you. See Section 3—“Procedures for Accepting the Offer and Tendering Shares.” We will pay all charges and expenses of Deutsche Bank Trust Company Americas, as Depositary for the Offer, Georgeson Inc., as Information Agent for the Offer, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Dealer Manager for the Offer, incurred in connection with the Offer. See Section 16—“Fees and Expenses.”

The board of directors of ViaCell has unanimously (1) determined that the Offer and the Merger are fair to, and in the best interest of, ViaCell and its stockholders, (2) approved the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger, and (3) declared the advisability of the Merger Agreement and resolved to recommend that ViaCell’s stockholders tender their Shares in the Offer and adopt the Merger Agreement.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), we will purchase all Shares validly tendered and not properly withdrawn in accordance with the procedures set forth in Section 3—“Procedures for Accepting the Offer and Tendering Shares” on or prior to the Expiration Date. “Expiration Date” means 12:00 midnight, New York City time, at the end of Thursday, November 8, 2007, unless we extend the period of time for which the initial offering period of the Offer is open, in which case “Expiration Date” will mean the time and date at which the initial offering period of the Offer, as so extended, will expire. We may, without the consent of ViaCell, extend the Offer (1) as required by applicable law (including for any period required by any rule, regulation, interpretation or position of the U.S. Securities and Exchange Commission (the “SEC”) or the staff of the SEC), (2) for one or more periods of not more than ten business days, and in any event to no later than February 28, 2008, if, immediately prior to the scheduled Expiration Date, any of the conditions of the Offer (see Section 14—“Conditions of the Offer”) have not been satisfied or waived, or (3) in connection with an increase in the Offer Price so as to comply with applicable rules and regulations of the SEC. We may, without the consent of ViaCell, provide a subsequent offering period for the Offer in accordance with Rule 14d-11 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, if, immediately following the acceptance by us of Shares for payment in the Offer, the number of Shares validly tendered and not properly withdrawn in the Offer is more than 80% but less than 90% of the outstanding Shares, and we have not otherwise notified ViaCell that we intend to promptly exercise our “top-up option” to purchase additional Shares of ViaCell (see Section 11—“Purpose of the Offer; the Merger Agreement; Statutory Requirements; Appraisal Rights; ‘Going Private’ Transactions; Plans for ViaCell”), then ViaCell may require that we commence a subsequent offering period of at least five business days.

Following the consummation of the Offer and the satisfaction or waiver of the conditions to the Merger, the Merger will occur, pursuant to which we will merge with and into ViaCell, with ViaCell continuing as the surviving corporation (the “Surviving Corporation”) after the Merger. In the Merger, each outstanding Share (other than (1) any Shares owned by PerkinElmer, us or ViaCell or any direct or indirect wholly-owned subsidiary of PerkinElmer, us or ViaCell, including all Shares held by ViaCell as treasury stock, or (2) Shares that are held by any stockholder who is entitled to demand and properly demands appraisal pursuant to, and who complies in all respects with, the provisions of Section 262 of the Delaware General Corporation Law (the “DGCL”)) will be converted into the right to receive the Offer Price. Section 1 contains a more detailed description of the Merger Agreement. Section 5 describes the material U.S. federal income tax consequences of the sale of Shares in the Offer (including any subsequent offering period) and the Merger.

Approval of the Merger requires the affirmative vote of holders of a majority of the outstanding Shares. As a result, if the Minimum Condition and the other conditions to the Offer are satisfied or waived and the Offer is completed, we will own a sufficient number of Shares to ensure that the Merger will be approved by ViaCell’s stockholders. See Section 11—“Purpose of the Offer; the Merger Agreement; Statutory Requirements; Appraisal Rights; ‘Going Private’ Transactions; Plans for ViaCell.”

The board of directors of ViaCell received an opinion, dated October 1, 2007, of UBS Securities LLC (“UBS”), ViaCell’s financial advisor, to the effect that, as of that date and based on and subject to various assumptions, matters considered and limitations described in its opinion, the $7.25 per Share cash consideration to be received in the Offer and the Merger, taken together, by holders of Shares (other than PerkinElmer, Offeror and their respective affiliates) was fair, from a financial point of view, to such holders. The full text of UBS’ written opinion, dated October 1, 2007, is attached as an annex to ViaCell’s Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”), which is being mailed to holders of Shares. Holders of Shares are encouraged to read this opinion carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken. UBS’ opinion was provided for the benefit of the board of directors of ViaCell in connection with, and for the purpose of, its evaluation of the $7.25 per Share cash consideration from a financial point of view and does not address any other aspect of the Offer and the Merger. The opinion does not address the relative merits of the Offer and the Merger as compared to other business strategies or transactions that might be available with respect to ViaCell or ViaCell’s underlying business decision to effect the Offer and the Merger. The opinion does not constitute a recommendation to any stockholder as to whether to tender shares in the Offer or how to vote or act with respect to the Merger.

ViaCell has informed PerkinElmer that, after a reasonable inquiry by ViaCell, each executive officer, director, affiliate and subsidiary of ViaCell who owns Shares presently intends to tender in the Offer all Shares that he or she owns of record or beneficially, other than any Shares that if tendered would cause him or her to incur liability under the short-swing profits recovery provisions of the Exchange Act. The foregoing does not include any Shares over which, or with respect to which, any such executive officer, director or affiliate acts in a fiduciary or representative capacity or is subject to the instructions of a third party with respect to such tender.

The Offer is conditioned upon the fulfillment of the conditions described in Section 14—“Conditions of the Offer.” The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, at the end of Thursday, November 8, 2007, unless the Offer is extended.

This Offer to Purchase and the related Letter of Transmittal contain important information that ViaCell’s stockholders should read carefully before making any decision with respect to the Offer.

1. TERMS OF THE OFFER.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), we will purchase all Shares validly tendered and not properly withdrawn in accordance with the procedures set forth in Section 3—“Procedures for Accepting the Offer and Tendering Shares,” on or prior to the Expiration Date. We may, without the consent of ViaCell, extend the Offer (1) as required by applicable law (including for any period required by any rule, regulation, interpretation or position of the SEC or the staff of the SEC), (2) for one or more periods of not more than ten business days, and in any event to no later than February 28, 2008, if, immediately prior to the scheduled Expiration Date, any of the conditions of the Offer (see Section 14—“Conditions of the Offer”) have not been satisfied or waived, or (3) in connection with an increase in the Offer Price so as to comply with applicable rules and regulations of the SEC. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer and subject to your right to withdraw your Shares. You may withdraw any Shares that you have previously tendered at any time prior to the Expiration Date, as it may be extended from time to time. See Section 4—“Withdrawal Rights.”

We may, without the consent of ViaCell, provide a subsequent offering period for the Offer in accordance with Rule 14d-11 of the Securities Exchange Act of 1934, as amended. We also have agreed in the Merger Agreement that if, immediately following the acceptance by us of Shares for payment in the Offer, the number of Shares validly tendered and not properly withdrawn in the Offer is more than 80% but less than 90% of the outstanding Shares, and we have not otherwise notified ViaCell that we intend to promptly exercise our “top-up option” to purchase additional Shares of ViaCell (see Section 11—“Purpose of the Offer; the Merger Agreement; Statutory Requirements; Appraisal Rights; ‘Going Private’ Transactions; Plans for ViaCell”), then ViaCell may require that we commence a subsequent offering period of at least five business days. A subsequent offering period, if one is provided, will allow ViaCell’s stockholders to tender Shares after the Expiration Date and receive the same consideration that was paid in the Offer. In any subsequent offering period, you may tender Shares using the same procedures applicable to the Offer (except that Shares tendered may not be withdrawn) and we will immediately accept and promptly pay for Shares as they are tendered. In the event that we extend the Offer or provide a subsequent offering period, we will provide an announcement to that effect to a national news service no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. The Expiration Date for the Offer is currently scheduled for Thursday, November 8, 2007.

Subject to the applicable regulations of the SEC and the terms of the Merger Agreement, we also reserve the right, at any time or from time to time, to (a) after the Expiration Date, allow the Offer to expire if any condition referred to in Section 14 has not been satisfied or upon the occurrence of any event specified in Section 14—“Conditions of the Offer”; and (b) waive any condition to the Offer (other than the Minimum Condition, which only may be waived with ViaCell’s prior written consent). We acknowledge that Rule 14e-1(c) under the Exchange Act requires us to pay the Offer Price or return the Shares tendered promptly after the termination or withdrawal of the Offer.

The rights that we reserve in the preceding paragraph are in addition to our rights pursuant to Section 14—“Conditions of the Offer.” Any extension, delay, termination, waiver or amendment will be followed promptly by public announcement. The announcement, in the case of an extension, will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date, in accordance with the public announcement requirements of Rule 14e-1(d) under the Exchange Act. Subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of material changes), and without limiting the manner in which PerkinElmer and we may choose to make any public announcement, PerkinElmer and we will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a press release to a national news service.

If we make a material change in the terms of the Offer, or if we waive a material condition to the Offer, we will extend the Offer and disseminate additional tender offer materials to the extent required by applicable law and the applicable regulations of the SEC. The minimum period during which a tender offer must remain open following material changes in the terms of the Offer, other than a change in price or a change in percentage of securities sought, depends upon the facts and circumstances, including the materiality of the changes. In the SEC’s view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and, if material changes are made with respect to information that approaches the significance of price and the percentage of securities sought, a minimum of ten business days may be required to allow for adequate dissemination and investor response. With respect to a change in price, a minimum ten-business-day period from the date of the change is generally required to allow for adequate dissemination to stockholders. Accordingly, if, prior to the Expiration Date, we decrease the number of Shares being sought or the Offer Price (either of which would require the consent of ViaCell), or increase the Offer Price, and if the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from the date that notice of the increase or decrease is first published, sent or given to ViaCell’s stockholders, we will extend the Offer at least until the expiration of that period of ten business days. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or other day on which banking institutions are required or authorized by law to be closed in New York, New York.

The Offer is conditioned upon, among other things, the satisfaction of the Minimum Condition. See Section 14—“Conditions of the Offer.”

Consummation of the Offer also is conditioned upon expiration or termination of the waiting period (and any extension thereof) imposed by the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (including the rules and regulations promulgated thereunder, the “HSR Act”), and the satisfaction or waiver of other conditions described in Section 14—“Conditions of the Offer.” We reserve the right (but are not obligated), in accordance with applicable rules and regulations of the SEC and with the Merger Agreement, to waive any or all of those conditions other than the Minimum Condition, which only may be waived with ViaCell’s prior written consent. In the event that we waive any condition described in Section 14, the SEC may, if the waiver is deemed to constitute a material change to the information previously provided to ViaCell’s stockholders, require that the Offer remain open for an additional period of time or that PerkinElmer and we disseminate information concerning such waiver, or both.

ViaCell has provided PerkinElmer and us with its stockholder lists and security position listings for the purpose of disseminating the Offer to ViaCell’s stockholders. PerkinElmer and we will mail this Offer to Purchase, the related Letter of Transmittal and other relevant materials to record holders of Shares, and PerkinElmer and we will furnish the materials to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the security holder lists or, if applicable, that are listed as participants in a clearing agency’s security position listing, for forwarding to beneficial owners of Shares.

2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.

Upon the terms and subject to the conditions of the Offer (including, if we extend or amend the Offer, the terms and conditions of the Offer as so extended or amended) and the applicable regulations of the SEC, we will purchase, by accepting for payment, and will pay for, all Shares validly tendered and not properly withdrawn (as permitted by Section 4—“Withdrawal Rights”) prior to the Expiration Date, promptly after the Expiration Date following the satisfaction or waiver of the conditions to the Offer described in Section 14—“Conditions of the Offer.” If we include a subsequent offering period, we will immediately accept and promptly pay for Shares as they are tendered during the subsequent offering period.

For information with respect to approvals that PerkinElmer and we are required to obtain prior to the completion of the Offer, including under the HSR Act, see Section 15—“Legal Matters; Required Regulatory Approvals.”

In all cases, we will pay for Shares purchased in the Offer only after timely receipt by the Depositary of:

•

certificates representing the Shares (“Share Certificates”) or timely confirmation (a “Book-Entry Confirmation”) of the book-entry transfer of the Shares into the Depositary’s account at The Depository Trust Company (the “Book-Entry Transfer Facility”) pursuant to the procedures set forth in Section 3—“Procedures for Accepting the Offer and Tendering Shares”;

•

the Letter of Transmittal (or a facsimile), properly completed and duly executed, with any required signature guarantees or an Agent’s Message (as defined below) in connection with a book-entry transfer; and

•	any other documents that the Letter of Transmittal requires.

“Agent’s Message” means a message transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which message states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of the Book-Entry Confirmation that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against the participant.

For purposes of the Offer, we will be deemed to have accepted for payment, and purchased, Shares validly tendered and not properly withdrawn as, if and when we give oral or written notice to the Depositary of our acceptance of the Shares for payment pursuant to the Offer. In all cases, upon the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price for the Shares with the Depositary, which will act as agent for tendering ViaCell stockholders for the purpose of receiving payment from us and transmitting payment for Shares validly tendered and not properly withdrawn.

If we do not purchase any tendered Shares pursuant to the Offer for any reason, or if you submit Share Certificates representing more Shares than you wish to tender, we will return Share Certificates representing unpurchased or untendered Shares, without expense to you (or, in the case of Shares delivered by book-entry transfer into the Depositary’s account at a Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3—“Procedures for Accepting the Offer and Tendering Shares,” Shares will be credited to an account maintained within the Book-Entry Transfer Facility), as promptly as practicable following the expiration, termination or withdrawal of the Offer.

If, prior to the Expiration Date, we increase the price offered to ViaCell’s stockholders in the Offer, we will pay the increased price to all ViaCell stockholders from whom we purchase Shares in the Offer, whether or not Shares were tendered before the increase in price. As of the date of this Offer to Purchase, we have no intention to increase the price in the Offer.

We reserve the right, subject to the provisions of the Merger Agreement, to transfer or assign, in whole or from time to time in part, to one or more of our subsidiaries or affiliates, the right to purchase all or any portion of the Shares tendered in the Offer, but any such transfer or assignment will not relieve us of our obligations under the Offer or prejudice your rights to receive payment for Shares validly tendered and not properly withdrawn and accepted for payment in the Offer. In addition, any such transfer or assignment may require the Expiration Date of the Offer to be extended under applicable law.

3. PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES.

Valid Tender of Shares. Except as set forth below, in order for you to tender Shares in the Offer, the Depositary must receive the Letter of Transmittal (or a facsimile), properly completed and signed, together with any required signature guarantees, or an Agent’s Message in connection with a book-entry delivery of Shares, and any other documents that the Letter of Transmittal requires at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, and either (1) you must deliver Share Certificates to the Depositary or you must cause your Shares to be tendered pursuant to the procedure for book-entry transfer set forth below and the Depositary must receive Book-Entry Confirmation, in each case, on or prior to the Expiration Date, or (2) you must comply with the guaranteed delivery procedures set forth below.

The method of delivery of Share Certificates, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at your option and sole risk, and delivery will be considered made only when actually received by the Depositary (including, in the case of a Book-Entry Transfer, by Book-Entry Confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is encouraged and strongly recommended. In all cases, you should allow sufficient time to ensure timely delivery prior to the Expiration Date.

Book-Entry Transfer. The Depositary will make a request to establish an account with respect to Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer the Shares into the Depositary’s account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility’s procedures. However, although Shares may be delivered through book-entry transfer into the Depositary’s account at a Book-Entry Transfer Facility, the Depositary must receive the Letter of Transmittal (or a facsimile), properly completed and signed, with any required signature guarantees, or an Agent’s Message in connection with a book-entry transfer, and any other required documents, at one of its addresses set forth on the back cover of this Offer to Purchase on or before the Expiration Date, or you must comply with the guaranteed delivery procedure set forth below.

Delivery of documents to a Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility’s procedures does not constitute delivery to the Depositary.

For Shares to be validly tendered during a subsequent offering period, you must comply with the foregoing procedures, except that required documents and Share Certificates must be received during the subsequent offering period.

The tender of Shares pursuant to any one of the procedures described above will constitute your acceptance of the Offer, as well your representation and warranty that you have the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal. Our acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between us and you upon the terms and subject to the conditions of the Offer.

Signature Guarantees. A bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or any other “eligible guarantor institution” (as defined in Rule 17Ad-15 under the Exchange Act) (each, an “Eligible Institution” and collectively “Eligible Institutions”) must guarantee signatures on all Letters of Transmittal, unless the Shares tendered are tendered (1) by a registered holder of Shares that has not completed either the box labeled “Special Payment Instructions” or the box labeled “Special Delivery Instructions” in the Letter of Transmittal or (2) for the account of an Eligible Institution. See Instruction 1 of the Letter of Transmittal.

If Share Certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made to, or Share Certificates for unpurchased Shares are to be issued or returned to, a person other than the registered holder, then the tendered Share Certificates must be endorsed or accompanied by appropriate stock powers, signed exactly as the name or names of the registered holder or holders appear on Share Certificates, with the signatures on the Share Certificates or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

If Share Certificates are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal (or a facsimile) must accompany each delivery of Share Certificates.

Guaranteed Delivery. If you want to tender Shares in the Offer and your Share Certificates are not immediately available or time will not permit all required documents to reach the Depositary on or before the Expiration Date or the procedures for book-entry transfer cannot be completed on time, your Shares may nevertheless be tendered if you comply with all of the following guaranteed delivery procedures:

•	your tender is made by or through an Eligible Institution;

•	the Depositary receives, as described below, a properly completed and signed Notice of Guaranteed Delivery on or before the Expiration Date, substantially in the form made available by us; and

•

the Depositary receives the Share Certificates (or a Book-Entry Confirmation) representing all tendered Shares, in proper form for transfer together with a properly completed and duly executed Letter of Transmittal (or a facsimile), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message) and any other documents required by the Letter of Transmittal within three Nasdaq trading days after the date of execution of the Notice of Guaranteed Delivery.

You may deliver the Notice of Guaranteed Delivery by hand, mail or facsimile transmission to the Depositary. The Notice of Guaranteed Delivery must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

Notwithstanding any other provision of the Offer, we will pay for Shares only after timely receipt by the Depositary of Share Certificates for, or of Book-Entry Confirmation with respect to, the Shares, a properly completed and duly executed Letter of Transmittal (or facsimile of the Letter of Transmittal), together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message) and any other documents required by the Letter of Transmittal. Accordingly, payment might not be made to all tendering ViaCell stockholders at the same time, and will depend upon when the Depositary receives Share Certificates or Book-Entry Confirmation that the Shares have been transferred into the Depositary’s account at a Book-Entry Transfer Facility.

Backup U.S. Federal Income Tax Withholding. Under U.S. federal income tax law, the Depositary may be required to withhold and pay over to the U.S. Internal Revenue Service a portion of the amount of any payments made pursuant to the Offer. To avoid backup withholding, unless an exemption applies, a ViaCell stockholder that is a U.S. person (as defined for U.S. federal income tax purposes) must provide the Depositary with the ViaCell stockholder’s correct taxpayer identification number (“TIN”) and certify under penalties of perjury that the TIN is correct and that the ViaCell stockholder is not subject to backup withholding by completing the Substitute Form W-9 in the Letter of Transmittal. If a stockholder does not provide its correct TIN or fails to provide the certifications described above, the U.S. Internal Revenue Service may impose a penalty on the ViaCell stockholder, and any payment made to the ViaCell stockholder pursuant to the Offer may be subject to backup withholding. All ViaCell stockholders surrendering Shares pursuant to the Offer that are U.S. persons should complete and sign the Substitute Form W-9 included in the Letter of Transmittal to provide the information and certifications necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Depositary). Certain ViaCell stockholders (including, among others, all corporations and certain foreign individuals and entities) may not be subject to backup withholding. Foreign ViaCell stockholders should complete and sign the appropriate Form W-8 (a copy of which may be obtained from the Depositary) in order to avoid backup withholding. These ViaCell stockholders should consult a tax advisor to determine which Form W-8 is appropriate. See Instruction 11 of the Letter of Transmittal.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from payments made to a ViaCell stockholder may be refunded or credited against the ViaCell stockholder’s U.S. federal income tax liability, if any, provided that the required information is furnished to the U.S. Internal Revenue Service.

Appointment as Proxy. By executing the Letter of Transmittal, you irrevocably appoint our designees, and each of them, as your agents, attorneys-in-fact and proxies, with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of your rights with respect to Shares that you tender and that we accept for payment and with respect to any and all other Shares and other securities or rights issued or issuable in respect of those Shares on or after the date of this Offer to Purchase. All such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Shares. This appointment will be effective when we accept your Shares for payment in accordance with the terms of the Offer. Upon acceptance for payment, all other powers of attorney and proxies given by you with respect to your Shares and other securities or rights prior to such payment will be revoked, without further action, and no subsequent powers of attorney and proxies may be given by you (and, if given, will not be deemed effective). Our designees will, with respect to the Shares and other securities and rights for which the appointment is effective, be empowered to exercise all of your voting and other rights as they, in their sole discretion, may deem proper at any annual or special meeting of ViaCell’s stockholders, or any adjournment or postponement thereof, or by consent in lieu of any such meeting of ViaCell’s stockholders or otherwise. In order for Shares to be deemed validly tendered, immediately upon the acceptance for payment of such Shares, we or our designee must be able to exercise full voting rights with respect to Shares and other securities, including voting at any meeting of ViaCell’s stockholders.

Determination of Validity. We will, in our sole discretion, determine all questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares, which determination will be final and binding on all parties. We reserve the absolute right, subject to the terms of the Merger Agreement and applicable law, to reject any or all tenders determined by us not to be in proper form or the acceptance of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any of the conditions of the Offer, except the Minimum Condition (which waiver requires ViaCell’s prior written consent) or any defect or irregularity in any tender of Shares by any particular ViaCell stockholder, whether or not similar defects or irregularities are waived in the case of other ViaCell stockholders. Our interpretation of the terms and conditions of the Offer will be final and binding. No tender of Shares will be deemed to have been validly made until all defects and irregularities with respect to the tender have been cured or waived by us. We will not be, and none of PerkinElmer or any of its affiliates or assigns, the Depositary, the Information Agent, the Dealer Manager or any other person or entity will be, under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

4. WITHDRAWAL RIGHTS.

Other than during a subsequent offering period, you may withdraw Shares that you have previously tendered in the Offer at any time on or before the Expiration Date (including any extension of such date), and, unless theretofore accepted for payment as provided in this Offer to Purchase, you may also withdraw such Shares at any time after December 9, 2007. No withdrawal rights apply to Shares tendered in a subsequent offering period and no withdrawal rights apply during the subsequent offering period with respect to Shares tendered in the Offer and accepted for payment.

If, for any reason, acceptance for payment of any Shares tendered in the Offer is delayed, or we are unable to accept for payment or pay for Shares tendered in the Offer, then, without prejudice to our rights set forth in this Offer to Purchase, the Depositary may, nevertheless, on our behalf, retain Shares that you have tendered, and you may not withdraw your Shares, except to the extent that you are entitled to and properly exercise withdrawal rights as described in this Section 4—“Withdrawal Rights.” Any such delay will be by an extension of the Offer to the extent required by applicable law and the regulations of the SEC.

In order for your withdrawal to be proper and effective, you must deliver a written or facsimile transmission notice of withdrawal to the Depositary at one of its addresses or fax numbers set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify your name, the number of Shares that you want to withdraw, and (if Share Certificates have been tendered) the name of the registered holder of Shares as shown on the Share Certificate, if different from your name. If Share Certificates have been delivered or otherwise identified to the Depositary, then, prior to the physical release of Share Certificates, you must submit the serial numbers shown on the particular Share Certificates evidencing Shares to be withdrawn and an Eligible Institution must Medallion guarantee the signature on the notice of withdrawal, except in the case of Shares tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer set forth in Section 3—“Procedures for Accepting the Offer and Tendering Shares,” the notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares, in which case a notice of withdrawal will be effective and proper if delivered to the Depositary by any method of delivery described in the first sentence of this paragraph. You may not rescind a withdrawal of Shares. Any Shares that you properly withdraw will be considered not validly tendered for purposes of the Offer, but you may tender your Shares again at any time before the Expiration Date by following any of the procedures described in Section 3—“Procedures for Accepting the Offer and Tendering Shares.”

We will, in our sole discretion, determine all questions as to the form and validity (including time of receipt) of notices of withdrawal, which determination will be final and binding. None of PerkinElmer, us or any of our respective affiliates or assigns, the Depositary, the Information Agent, the Dealer Manager or any other person or entity will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5. MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.

Your receipt of cash for Shares in the Offer, the subsequent offering period (if one is provided) or the Merger will be a taxable transaction for U.S. federal income tax purposes. For U.S. federal income tax purposes, if you sell or exchange your Shares in the Offer, the subsequent offering period (if one is provided) or the Merger, you generally should recognize gain or loss equal to the difference between the amount of cash received and your tax basis in the Shares that you sold or exchanged. Generally that gain or loss will be capital gain or loss (assuming you hold your Shares as a capital asset), and any such capital gain or loss will be long term if, as of the date of sale or exchange, you have held such Shares for more than one year. The discussion above may not be applicable to certain types of ViaCell stockholders, including ViaCell’s stockholders who acquired Shares through the exercise of employee stock options or otherwise as compensation, individuals who are not citizens or residents of the U.S., foreign corporations, or entities that are otherwise subject to special tax treatment under the U.S. Internal Revenue Code of 1986, as amended (including the rules and regulations promulgated thereunder, the “Code”) (such as insurance companies, tax-exempt entities and regulated investment companies).

You are urged to consult your tax advisor with respect to the specific tax consequences to you of the sale of your Shares in the Offer or the exchange of your shares in the Merger, including U.S. federal, state, local and foreign tax consequences.

6. PRICE RANGE OF THE SHARES; DIVIDENDS.

The Shares are traded on Nasdaq under the symbol “VIAC.” The following table sets forth, for the periods indicated, the reported high and low closing prices for the Shares on Nasdaq during each quarter presented.

Shares Market Data

	High	Low
2005:
First Quarter (from January 21, 2005)	$12.02	$7.00
Second Quarter	10.67	5.66
Third Quarter	11.01	5.05
Fourth Quarter	6.17	4.70

2006:
First Quarter	$6.08	$4.86
Second Quarter	5.83	3.94
Third Quarter	4.37	3.66
Fourth Quarter	5.77	4.35

2007:
First Quarter	$6.29	$4.80
Second Quarter	6.67	5.40
Third Quarter	6.08	4.28
Fourth Quarter (through October 11, 2007)	7.22	4.77

Since its initial public offering in 2005, ViaCell has not declared or paid cash dividends on its capital stock. Under the terms of the Merger Agreement, without PerkinElmer’s prior consent, ViaCell is not permitted to declare or pay dividends with respect to the Shares.

On September 28, 2007, the last full day of trading prior to the announcement of the execution of the Merger Agreement, the reported closing price for the Shares on Nasdaq was $4.72 per Share. On October 11, 2007, the last full day of trading prior to the date of this Offer to Purchase, the reported closing price for the Shares on Nasdaq was $7.19 per Share.

You are urged to obtain current market quotations for the Shares.

7. POSSIBLE EFFECTS OF THE OFFER ON THE MARKET FOR THE SHARES; NASDAQ LISTING; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS.

Possible Effects of the Offer on the Market for the Shares. The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public. The purchase of Shares pursuant to the Offer also can be expected to reduce the number of holders of Shares. Neither PerkinElmer nor we can predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer Price.

NASDAQ Listing. Depending upon the number of Shares purchased pursuant to the Offer, the Shares no longer may meet the standards set forth in Nasdaq’s published guidelines for continued listing on Nasdaq. According to Nasdaq’s published guidelines, Nasdaq would consider delisting the Shares if, among other things:

•	the number of total stockholders falls below 400;

•	the market value of publicly held Shares falls below $5,000,000; or

•	the number of publicly held Shares (exclusive of Shares held by officers, directors or beneficial owners of 10% or more of the outstanding Shares) falls below 750,000.

In this event, the market for Shares would be adversely affected. In the event the Shares were no longer listed on Nasdaq, it is possible that the Shares would trade on another securities exchange or in the over-the-counter market and that price quotations might still be available from such other sources.

The extent of the public market for the Shares and availability of such quotations would, however, depend upon such factors as the number of holders or the aggregate market value of the publicly held Shares at the time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act and other factors.

Exchange Act Registration. The Shares currently are registered under the Exchange Act. The purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration of the Shares may be terminated upon application by ViaCell to the SEC if the Shares are not listed on a “national securities exchange” and there are fewer than 300 record holders of Shares. Termination of registration of the Shares under the Exchange Act would substantially reduce the information that ViaCell is required to furnish to ViaCell’s stockholders and the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act and the requirements of furnishing a proxy statement or information statement in connection with stockholders’ meetings pursuant to Section 14(a) or 14(c) of the Exchange Act and the related requirement of providing an annual report, no longer applicable to ViaCell. If the Shares are no longer registered under the Exchange Act, the requirements of Rule 13e-3 promulgated under the Exchange Act with respect to “going private” transactions would no longer be applicable to ViaCell. In addition, the ability of “affiliates” of ViaCell and persons holding “restricted securities” of ViaCell to dispose of the securities pursuant to Rule 144 promulgated under the U.S. Securities Act of 1933, as amended, may be impaired or, with respect to affiliates, eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be “margin securities” or eligible for stock exchange listing. PerkinElmer and we believe that the purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act, and it would be our intention to cause ViaCell to take such actions as are required to terminate such registration of the Shares as soon as possible after successful completion of the Offer if the Shares are then eligible for termination.

If registration of the Shares is not terminated prior to the Merger, then the registration of the Shares under the Exchange Act and the listing of the Shares on Nasdaq (unless delisted as set forth above in “—Nasdaq Listing”) will be terminated following the completion of the Merger.

Margin Regulations. The Shares are currently “margin securities” under the regulations of the Board of Governors of the Federal Reserve System, which regulations have the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares for the purpose of buying, carrying or trading in securities (“Purpose Loans”). Depending upon factors such as the number of record holders of Shares and the number and market value of publicly held Shares, following the purchase of Shares pursuant to the Offer, the Shares might no longer constitute “margin securities” for purposes of the Federal Reserve Board’s margin regulations, and, therefore, could no longer be used as collateral for Purpose Loans made by brokers. In addition, if registration of the Shares under the Exchange Act were terminated, the Shares would no longer constitute margin securities.

8. INFORMATION CONCERNING VIACELL.

ViaCell is a Delaware corporation with its principal executive offices located at 245 First Street, Cambridge, Massachusetts 02142. The telephone number at that location is (617) 914-3400. ViaCell is a biotechnology company dedicated to enabling the widespread application of human cells as medicine.

ViaCell is required to file its annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any such reports, statements or other information at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. ViaCell’s SEC filings are also available to the public from commercial document retrieval services and at the Internet world wide web site maintained by the SEC at www.sec.gov.

9. INFORMATION CONCERNING PERKINELMER AND OFFEROR.

PerkinElmer is a Massachusetts corporation with its principal executive offices located at 940 Winter Street, Waltham, Massachusetts 02451. PerkinElmer’s telephone number is (781) 663-6900.

Our principal executive offices are located c/o PerkinElmer, Inc. at 940 Winter Street, Waltham, Massachusetts 02451. We are a newly formed Delaware corporation and an indirect wholly owned subsidiary of PerkinElmer. We have not conducted any business other than in connection with the Offer and the Merger.

The name, business address, citizenship, present principal occupation and employment history for the past five years of each of our and PerkinElmer’s directors and executive officers are set forth in Schedule I to this Offer to Purchase.

PerkinElmer files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any such reports, statements or other information at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. PerkinElmer’s SEC filings are also available to the public from commercial document retrieval services and at the Internet world wide web site maintained by the SEC at www.sec.gov.

Except as set forth elsewhere in this Offer to Purchase or in Schedule I to this Offer to Purchase:

•

neither PerkinElmer nor, to PerkinElmer’s knowledge, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority owned subsidiary of PerkinElmer or of any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of ViaCell;

•

neither PerkinElmer nor, to PerkinElmer’s knowledge, any of the persons or entities referred to in the first bullet above or any of their executive officers, directors or subsidiaries has effected any transaction in the Shares or any other equity securities of ViaCell during the past 60 days;

•

neither PerkinElmer nor, to PerkinElmer’s knowledge, any of the persons listed in Schedule I to this Offer to Purchase has any contract, arrangement, understanding or relationship with any other person with respect to any securities of ViaCell (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss, or the giving or withholding of proxies, consents or authorizations);

•

during the two years prior to the date of this Offer to Purchase, there have been no transactions that would require reporting under the rules and regulations of the SEC between PerkinElmer or any its subsidiaries, or, to PerkinElmer’s knowledge, any of the persons listed in Schedule I to this Offer to

Purchase, on the one hand, and ViaCell or any of its executive officers, directors or affiliates, on the other hand; and

•

during the two years prior to the date of this Offer to Purchase, there have been no contacts, negotiations or transactions between PerkinElmer or any of its subsidiaries, or, to PerkinElmer’s knowledge, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and ViaCell or any of its subsidiaries or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

None of the persons listed in Schedule I to this Offer to Purchase has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). None of the persons listed in Schedule I to this Offer to Purchase has, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws.

10. BACKGROUND OF THE OFFER; PAST CONTACTS OR NEGOTIATIONS WITH VIACELL.

The information set forth below regarding ViaCell was provided by ViaCell, and none of the Offeror or PerkinElmer takes any responsibility for the accuracy or completeness of any information regarding meetings or discussions in which PerkinElmer or its representatives did not participate.

PerkinElmer regularly reviews and considers strategic developments and alternatives. In connection with these reviews, the PerkinElmer board of directors from time to time meets, together with management, to discuss strategic matters. In the past, these discussions have concerned possible transactions, including dispositions, investments and other business initiatives intended to create or enhance stockholder value.

In late May 2007, Gregory Summe, PerkinElmer’s Chief Executive Officer, and Marc D. Beer, ViaCell’s President and Chief Executive Officer, exchanged emails in which each expressed an interest to learn about the other party’s business. In an email to Mr. Beer, Mr. Summe proposed a meeting with Aaron Geist, PerkinElmer’s Vice President, Business Development, to discuss PerkinElmer’s interest in ViaCell.

On May 31, 2007, Mr. Beer and Mr. Geist met and discussed PerkinElmer’s interest in a strategic transaction with ViaCell, including a potential acquisition.

On June 12, 2007, PerkinElmer sent to ViaCell a preliminary non-binding indication of interest and a draft of the Non-Disclosure Agreement. The parties negotiated the Non-Disclosure Agreement over the next few days and finalized the Non-Disclosure Agreement on June 20, 2007.

On June 28, 2007, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”), PerkinElmer’s financial advisor, on behalf of PerkinElmer, orally proposed to ViaCell’s financial advisor that PerkinElmer acquire the Shares for a price of $ 7.75 per share in cash.

On June 29, 2007, Jeffrey Capello, PerkinElmer’s Chief Financial Officer, and Mr. Beer had a telephone conversation in which Mr. Beer relayed ViaCell’s response to the PerkinElmer proposal, including ViaCell’s position that PerkinElmer would need to increase its proposed purchase price.

On July 13, 2007, PerkinElmer submitted a non-binding written proposal reflecting, among other things, a purchase price of $8.00 per share and a request that ViaCell agree to a three-week exclusivity period.

On July 18, 2007, ViaCell’s financial advisor informed PerkinElmer’s financial advisor that ViaCell had determined to move forward with the due diligence process, but that ViaCell was not prepared to agree to an exclusivity period at that point. PerkinElmer ultimately accepted this proposal from ViaCell.

On July 24, 2007, ViaCell opened an electronic data room to PerkinElmer’s management and its representatives and over the next several weeks, PerkinElmer conducted its initial due diligence review.

On July 25, 2007, PerkinElmer’s management made a presentation to PerkinElmer’s board of directors at its regularly scheduled meeting regarding the potential acquisition of ViaCell, focusing in particular on the strategic and financial rationale for the transaction. PerkinElmer’s board of directors was not asked to formally approve an acquisition of ViaCell at that time, but was in favor of proceeding with discussions regarding a possible transaction.

On August 1 and 2, 2007, members of PerkinElmer’s and ViaCell’s management, together with the parties’ respective financial advisors, met to discuss ViaCell and its business activities. At the close of the August 2nd meeting, Robert Friel, PerkinElmer’s Chief Operating Officer, informed Mr. Beer that PerkinElmer would get back to ViaCell on PerkinElmer’s timing and plans by early in the following week.

On August 8, 2007, PerkinElmer’s financial advisor informed ViaCell’s financial advisor that PerkinElmer would require an additional one to two weeks in order to further evaluate ViaCell and to conduct some market research on the cord blood banking market. ViaCell subsequently terminated PerkinElmer’s access to the data room and limited PerkinElmer’s access to ViaCell’s management over the following couple of weeks to only select members.

On August 10, 2007, Mr. Summe and Mr. Beer had a telephonic discussion in which Mr. Summe provided more context around PerkinElmer’s decision to delay transaction discussions. Mr. Summe emphasized, among other things, that PerkinElmer’s management and board of directors remained interested in completing a deal, but reiterated that PerkinElmer required more time to further evaluate the potential transaction.

On August 29, 2007, PerkinElmer sent ViaCell a non-binding written indication of interest reflecting, among other things, a purchase price for ViaCell of $7.25 per share. The proposed purchase price was subject to a number of conditions, including a requirement that ViaCell agree to a three-week exclusivity period. Along with the proposal, PerkinElmer sent ViaCell a draft of a proposed merger agreement that was drafted by PerkinElmer’s outside counsel, Wilmer Cutler Pickering Hale and Dorr LLP (“WilmerHale”), and a draft of an exclusivity agreement.

On August 30, 2007, ViaCell’s financial advisor informed PerkinElmer’s financial advisor that ViaCell had made a counterproposal of $7.75 per share with no exclusivity period. PerkinElmer’s financial advisor indicated on behalf of PerkinElmer that PerkinElmer would consider a price of $7.40 per share with a requirement of three weeks of exclusivity.

On August 31, 2007, ViaCell’s financial advisor communicated a counteroffer to PerkinElmer’s financial advisor of $7.50 per share with an exclusivity period until September 18, 2007, and a reduction in the break-up fee initially proposed by PerkinElmer. PerkinElmer thereafter agreed to ViaCell’s counteroffer. Later that day, the data room was re-opened to PerkinElmer and its representatives.

On September 13th and 14th, 2007, WilmerHale, PerkinElmer’s internal legal team, Ropes & Gray and ViaCell’s internal legal counsel participated in conference calls to discuss the remaining issues in the Merger Agreement. In connection with these discussions, on September 13th, Ropes & Gray sent to WilmerHale an email outlining the open issues on the Merger Agreement. These issues included the size of the break-up fee and triggers for payment of the break-up fee and the length of the notice period of PerkinElmer’s right to match a superior proposal.

Later on September 14, 2007, Mr. Friel informed Mr. Beer by telephone that PerkinElmer’s management was not ready to request approval of the transaction from PerkinElmer’s board of directors. Mr. Friel expressed concerns about the integration plan and PerkinElmer’s ability to retain certain executives and key employees of ViaCell. Mr. Beer subsequently called Mr. Summe to discuss this matter and to discuss PerkinElmer’s integration plans and concerns.

On September 16, 2007, Mr. Friel informed Mr. Beer by telephone that he would still not be requesting approval of the transaction from PerkinElmer’s board of directors due to PerkinElmer’s integration concerns. Mr. Beer thereafter informed Mr. Friel that ViaCell was terminating discussions between the parties along with all diligence activities.

On September 18, 2007, PerkinElmer’s board of directors met to discuss, among other things, the status of a potential acquisition of ViaCell. The discussion focused on the benefits and risks of the transaction to PerkinElmer, including the anticipated strategic benefits and the perceived integration risks and the risk that key employees could not be retained.

On September 18, 2007, representatives of PerkinElmer’s financial advisor discussed with ViaCell’s financial advisor the possibility of moving forward with the transaction, subject to PerkinElmer’s ability to get assurances that certain executives of ViaCell would remain with PerkinElmer.

On September 18, 2007, at midnight, the exclusivity period expired. Shortly thereafter, ViaCell suspended the access of PerkinElmer and its representatives to the data room.

On September 20, 2007, after discussions between the parties, the data room was re-opened to PerkinElmer and its representatives.

On September 20 and 21, 2007, various in-person and telephonic meetings took place between members of PerkinElmer’s management and certain members of ViaCell’s management and key employees regarding their potential roles following a transaction. The negotiations between Ropes & Gray and WilmerHale on the Merger Agreement continued, focusing on the key open issues previously identified by Ropes & Gray, as well as certain provisions related to ViaCell’s ability to terminate the Merger Agreement and certain provisions related to PerkinElmer’s ability not to close the tender offer.

Later that afternoon, Mr. Beer and Mr. Friel had a telephone call in which Mr. Friel informed Mr. Beer that PerkinElmer was now comfortable with the integration plans, but that PerkinElmer wanted to reduce the purchase price from $7.50 to $7.00 per share. Mr. Beer responded that he would discuss the revised proposal with the members of the special committee of ViaCell’s board of directors. PerkinElmer’s access to the data room was suspended shortly after this call. Later that evening, Mr. Beer informed Mr. Friel that ViaCell had decided not to accept PerkinElmer’s proposal.

During the morning of September 26, 2007, Merrill Lynch advised ViaCell’s financial advisor that PerkinElmer was prepared to accept a purchase price of $7.25 per share, provided that ViaCell agreed to PerkinElmer’s position on the key remaining open issues in the Merger Agreement. ViaCell’s management agreed to move forward and proceed with negotiations.

Over the course of the next several days, the parties’ respective management teams and legal and financial advisors negotiated the final terms of the Merger Agreement and related documentation.

On October 1, 2007, a special meeting of PerkinElmer’s board of directors was held telephonically to review and discuss the proposed terms of the transaction. A revised draft of the Merger Agreement and related materials were circulated to PerkinElmer’s board of directors in advance of this meeting, and representatives of WilmerHale and Merrill Lynch made presentations to Perkin Elmer’s board of directors relating to the proposed transaction. After a full discussion, PerkinElmer’s board of directors approved the proposed transaction. After the meeting, PerkinElmer management informed ViaCell’s management that the PerkinElmer’s board of directors approved the transaction.

The Merger Agreement and other transaction-related documents were signed and their execution was announced on October 1, 2007 in a joint press release.

Other Agreements

PerkinElmer expects that additional executive officers of ViaCell may enter into new employment arrangements or consulting agreements with, or receive offer letters from, PerkinElmer or its affiliates regarding employment following the closing of the Merger with PerkinElmer or its affiliates; however, such matters are subject to negotiations and discussion.

11. PURPOSE OF THE OFFER; THE MERGER AGREEMENT; STATUTORY REQUIREMENTS; APPRAISAL RIGHTS; “GOING PRIVATE” TRANSACTIONS; PLANS FOR VIACELL.

Purpose. The purpose of the Offer and the Merger is to acquire control of, and the entire equity interest in, ViaCell. The Offer, as the first step in the acquisition of ViaCell, is intended to facilitate the acquisition of all of the Shares. The purpose of the Merger is to acquire all capital stock of ViaCell not purchased pursuant to the Offer or otherwise.

The Merger Agreement. The following summary description of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement itself, which we and PerkinElmer have filed as an exhibit to the Tender Offer Statement on Schedule TO that we and PerkinElmer have filed with the SEC, which you may examine and copy as set forth in Section 9—“Information Concerning PerkinElmer and Offeror.”

The Offer. The Merger Agreement requires us to commence the Offer within 10 business days after October 1, 2007. The Merger Agreement further requires that, upon the terms and subject to prior satisfaction or waiver of the conditions of the Offer as described in Section 14—“Conditions of the Offer,” we accept for payment all Shares validly tendered and not properly withdrawn pursuant to the Offer as soon as practicable after the Expiration Date, and that we pay for all Shares validly tendered and not properly withdrawn promptly after acceptance. The Merger Agreement provides that we may, subject to compliance with the Exchange Act, waive, amend or modify any term or condition of the Offer in our sole discretion, except that we may not, without the prior written consent of ViaCell:

•	change the form of consideration payable in the Offer, decrease the Offer Price or decrease the number of Shares sought pursuant to the Offer;

•

extend the Offer, except (1) as required by applicable law (including for any period required by any rule, regulation, interpretation or position of the U.S. Securities and Exchange Commission (the “SEC”) or the staff of the SEC), (2) for one or more periods of not more than ten business days, and in any event to no later than February 28, 2008, if, immediately prior to the scheduled Expiration Date, any of the conditions of the Offer (see Section 14—“Conditions of the Offer”) have not been satisfied or waived, or (3) in connection with an increase in the Offer Price so as to comply with applicable rules and regulations of the SEC;

•	waive the Minimum Condition;

•

amend any material term of the Offer in any manner materially adverse to holders of Shares or which would, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Offer or prevent, materially delay or materially impair our ability or the ability of

PerkinElmer to consummate the Offer, the Merger or the other transactions contemplated by the Merger Agreement; or

•	impose any additional condition to the Offer.

If, immediately prior to the scheduled Expiration Date, any of the conditions of the Offer (see Section 14—“Conditions of the Offer”) have not been satisfied or waived, then ViaCell may require that we extend the Offer for one or more periods of not more than ten business days, and in any event to no later than February 28, 2008.

We may, without the consent of ViaCell, provide for a subsequent offering period in accordance with Rule 14d-11 of the Exchange Act. In addition, if, immediately following the first time at which we accept Shares for payment pursuant to the Offer (the “Acceptance Time”), the number of Shares validly tendered and not properly withdrawn in the Offer is more than 80% but less than 90% of the outstanding Shares, and we have not otherwise notified ViaCell that we intend to promptly exercise our “top-up option” to purchase additional Shares of ViaCell (see Section 11—“Purpose of the Offer; the Merger Agreement; Statutory Requirements; Appraisal Rights; ‘Going Private’ Transactions; Plans for ViaCell”), then ViaCell may require us to commence a subsequent offering period of at least five business days.

Recommendation. ViaCell has represented in the Merger Agreement that its board of directors has unanimously (1) determined that the Offer and the Merger are fair to, and in the best interest of, ViaCell and its stockholders, (2) approved the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger, and (3) declared the advisability of the Merger Agreement and resolved to recommend that ViaCell’s stockholders tender their Shares in the Offer and adopt the Merger Agreement.

The Merger. The Merger Agreement provides that, at the effective time of the Merger (the “Effective Time”), we will be merged with and into ViaCell. Following the Merger, our separate corporate existence will cease and ViaCell will continue as the surviving corporation (the “Surviving Corporation”) and a wholly owned subsidiary of PerkinElmer.

The Merger Agreement further provides that, if we or PerkinElmer acquire, together with the Shares owned by PerkinElmer, us or any other of PerkinElmer’s subsidiaries, at least 90% of the outstanding Shares, the parties to the Merger Agreement will, at the request of PerkinElmer, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the expiration of the Offer without a meeting of ViaCell’s stockholders in accordance with Section 253 of the DGCL.

Charter, By-Laws, Directors and Officers. ViaCell’s certificate of incorporation will be amended at the Effective Time in a form attached to the Merger Agreement. Our bylaws in effect immediately prior to the Effective Time will be the Surviving Corporation’s bylaws. From and after the Effective Time, the officers of ViaCell will be the initial officers of the Surviving Corporation and our directors will be the directors of the Surviving Corporation, in each case, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

Directors. The Merger Agreement provides that, promptly after the first time at which we accept Shares for payment pursuant to the Offer satisfying the Minimum Condition, and from time to time thereafter, we are entitled to designate such number of members of ViaCell’s board of directors, rounded to the next whole number, as will give us representation on ViaCell’s board of directors equal to the product of:

•	the total number of directors on ViaCell’s board of directors (giving effect to any increase in the number of directors so elected pursuant to the Merger Agreement), multiplied by

•	the percentage that the number of Shares that we and PerkinElmer beneficially own at the Acceptance Time bears to the total number of Shares then outstanding.

The Merger Agreement also provides that in no event will our designees constitute less than a majority of ViaCell’s board of directors. ViaCell is required to take all actions necessary to cause our designees to be so elected or appointed to ViaCell’s board of directors including, if necessary and at our request, by using its reasonable best efforts to seek and accept the resignation of such number of directors or to increase the size of ViaCell’s board of directors so as to enable our designees to be so elected or appointed. In addition, ViaCell is required, at the Acceptance Time, to cause individuals designated by us to constitute the same percentage (rounded up to the nearest whole number) of the board of directors of each subsidiary of ViaCell, and of any committee of the board of directors of ViaCell or any of its subsidiaries, as our designees represent on ViaCell’s board of directors.

Notwithstanding the requirements described above, ViaCell, PerkinElmer and we have agreed to use our respective reasonable best efforts to cause ViaCell’s board of directors to include at least two members (the “Independent Directors”) who were directors of ViaCell on the date of the Merger Agreement. If there are fewer than two Independent Directors in office at any time prior to the Effective Time, the remaining Independent Director is entitled to designate another individual to fill the vacancy, and such director will be deemed to be an Independent Director for purposes of the Merger Agreement. If no Independent Director remains prior to Effective Time, a majority of the members of ViaCell’s board of directors then in office are entitled to designate two individuals who are not directors, officers, employees or affiliates of PerkinElmer or us to fill such vacancies, and such directors will be deemed Independent Directors for purposes of the Merger Agreement.

From and after the time, if any, that our designees on ViaCell’s board of directors constitute a majority of ViaCell’s board of directors and prior to the Effective Time, and subject to the terms of the Merger Agreement, the approval of a majority of the Independent Directors is required (in addition to the approval of ViaCell’s board of directors) for:

•	any amendment of or modification to the Merger Agreement;

•	any termination by ViaCell of the Merger Agreement;

•	any extension of time for performance of any of our or PerkinElmer’s obligations under the Merger Agreement;

•

any waiver of any condition to ViaCell’s obligations under the Merger Agreement or any of ViaCell’s rights under the Merger Agreement (other than a waiver of a limitation in our “top-up option” relating to any stockholder approval requirement); or

•	any amendment to ViaCell’s certificate of incorporation or bylaws.

“Top-Up Option.” Subject to the terms of the Merger Agreement, ViaCell has granted us an assignable and irrevocable option to purchase, at a per share price equal to the Offer Price, that number of newly-issued Shares that is equal to one Share more than the number of Shares needed to give us ownership of 90% of the outstanding Shares on a fully diluted basis (where “on a fully diluted basis” means the number of shares of ViaCell’s common stock outstanding, together with the shares of ViaCell’s common stock that ViaCell may be required to issue pursuant to warrants, options or other obligations under employee stock or similar benefit plans or otherwise, whether or not vested or then exercisable). This “top-up option” is exercisable only if, among other things, the Minimum Condition is satisfied. We may pay the exercise price for the “top-up option”, at our election, either in cash or by delivering to ViaCell a promissory note having a principal amount equal to the exercise price (or a combination of these methods).

Treatment of Shares in the Merger. At the Effective Time, by virtue of the Merger and without any action on the part of ViaCell, us, PerkinElmer or any holder of Shares, each Share issued and outstanding immediately prior to the Effective Time (other than (1) any Shares directly held in treasury by ViaCell or owned by PerkinElmer, us or any other wholly owned subsidiary of PerkinElmer, us or ViaCell and (2) Shares held by a holder who has not voted in favor of or consented to the Merger and who has properly demanded and perfected his right to be paid the fair value of such Shares (“Appraisal Shares”) in accordance with the provisions of the DGCL, which Appraisal Shares will only be entitled to the rights granted under the DGCL), will be automatically canceled and extinguished and will convert into and become the right to receive from the Surviving Corporation an amount of cash, without interest, equal to the Offer Price. If a holder of Appraisal Shares fails to validly perfect or loses such appraisal rights, then the Appraisal Shares will be deemed to have been canceled at the Effective Time, and the holder of those Appraisal Shares will be entitled to receive the Offer Price (payable without any interest thereon) in exchange for his or her Shares. See “—Appraisal Rights.”

Treatment of ViaCell Stock Options in the Merger; Employee Stock Purchase Plan; Warrants. The Merger Agreement requires that ViaCell take all steps necessary to cause each stock option outstanding under ViaCell’s equity incentive plans (other than the ViaCell Employee Stock Purchase Plan (the “ESPP”)) immediately prior to the Effective Time to become fully vested and cancelled, as of the Effective Time, in exchange for the right to receive an amount in cash (without interest and subject to any required withholdings of taxes) equal to the product of:

•	the excess, if any, of the Offer Price over the applicable exercise price per share of the stock option, multiplied by

•	the number of Shares subject to the stock option.

As soon as practicable following the date of the Merger Agreement, ViaCell’s board of directors (or, if appropriate, the compensation committee of ViaCell’s board of directors) is required to take all steps necessary to cancel all options granted under the ViaCell Employee Stock Purchase Plan and to terminate the ESPP prior to the Effective Time and return all payroll deduction amounts credited to the participants in the ESPP. ViaCell has also agreed not to commence any new offering periods under the ESPP.

ViaCell is required to take all commercially reasonable actions necessary to ensure that all warrants to acquire Shares, to the extent not exercised prior to the Effective Time, will terminate and be cancelled as of the Effective Time.

Representations and Warranties. The Merger Agreement contains representations and warranties made by ViaCell to PerkinElmer and us, and representations and warranties made by PerkinElmer and us to ViaCell. These representations and warranties are not intended to provide any factual information about ViaCell, us or PerkinElmer.

ViaCell’s representations and warranties in the Merger Agreement include representations and warranties relating to, among other things:

•	ViaCell’s organization, standing, power to carry on its business and other corporate matters;

•	ViaCell’s capitalization;

•	ownership of ViaCell’s subsidiaries and their organization, standing, power to carry on their business and other corporate matters;

•	the authorization, execution, delivery, performance and enforceability of the Merger Agreement and related matters;

•	the absence of conflicts with, or violations of, organizational documents, contracts, instruments or law as a result of the Merger Agreement, the Offer or the Merger;

•	required consents and approvals as a result of the execution, delivery and performance by ViaCell of the Merger Agreement;

•	compliance of reports, schedules, forms, statements and other documents filed by ViaCell with the SEC with applicable requirements and the accuracy of the information in those documents;

•	preparation of ViaCell’s financial statements in accordance with U.S. generally accepted accounting principles;

•

the accuracy and completeness of information supplied by or on behalf of ViaCell for inclusion or incorporation by reference in this Offer to Purchase and other documents and filings relating to the Offer and the Merger;

•	the absence of undisclosed liabilities;

•	the conduct of ViaCell’s business since June 30, 2007 and the absence of certain changes related thereto;

•	tax matters;

•	owned and leased real property;

•	intellectual property;

•	material contracts and government contracts;

•	litigation;

•	environmental matters;

•	employee benefits plans;

•	compliance with laws and court orders;

•	permits;

•	labor matters;

•	insurance;

•	receipt of an opinion from ViaCell’s financial advisor;

•	inapplicability of Section 203 of the DGCL;

•	brokers’ and finders’ fees;

•	actions taken in accordance with Rule 14d-10 under the Exchange Act; and

•	the maintenance of disclosure controls and procedures under applicable federal securities laws.

The Merger Agreement also contains representations and warranties made by PerkinElmer and us to ViaCell, including representations and warranties relating to, among other things:

•	PerkinElmer’s and our organization, standing, power to carry on their businesses and other corporate matters;

•	the authorization, execution, delivery, performance and enforceability of the Merger Agreement and related matters;

•	the absence of conflicts with, or violations of, organizational documents, contracts, instruments or law as a result of the Merger Agreement, the Offer or the Merger;

•	required consents and approvals as a result of the execution, delivery and performance by PerkinElmer and us of the Merger Agreement;

•	the accuracy and completeness of information supplied by or on behalf of PerkinElmer or us for inclusion in the Schedule 14D-9 filed by ViaCell with the SEC;

•	our formation and past activities;

•	the absence of litigation relating to the Offer or the Merger;

•	the availability of funds to consummate the Offer and the Merger;

•	neither we nor PerkinElmer being an “interested stockholder” as defined in Section 203 of the DGCL;

•

the absence of agreements or understandings between PerkinElmer, us or any controlled affiliated of PerkinElmer, on the one hand, and any director or executive officer of ViaCell, on the other hand; and

•	brokers’ and finders’ fees.

The representations and warranties contained in the Merger Agreement will not survive the completion of the Merger.

The representations and warranties contained in the Merger Agreement were made only for the purposes of the Merger Agreement and as of specified dates, were solely for the benefit of the parties to the Merger Agreement, and may be subject to limitations agreed upon by the contracting parties. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of PerkinElmer, us or ViaCell or any of their respective subsidiaries or affiliates. In addition, the assertions embodied in the representations and warranties contained in the Merger Agreement are qualified by information in a confidential disclosure schedule that the parties have exchanged. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the PerkinElmer’s or ViaCell’s public disclosures.

Conduct of ViaCell’s Business Prior to the Effective Time. From the date of the Merger Agreement through the Effective Time or, if earlier, the termination of the Merger Agreement, ViaCell has agreed that, except for specified exceptions, as expressly required by the Merger Agreement or as consented to in writing by PerkinElmer, ViaCell and its subsidiaries will:

•	carry on their businesses in the usual, regular and ordinary course in substantially the same manner as previously conducted;

•	pay their debts and taxes and perform its other obligations when due;

•	comply in all material respects with applicable laws, rules and regulations;

•	use their reasonable best efforts, consistent with past practices, to maintain and preserve their business organization, assets and properties;

•

use their reasonable best efforts, consistent with past practices, to keep available the services of their present officers and employees and preserve their advantageous business relationships with customers, strategic partners, suppliers, distributors and others having business dealings with it to the end that its goodwill and ongoing business will be unimpaired at the Effective Time (except that ViaCell and its subsidiaries will not be required to increase the compensation of or otherwise make additional payments to any such persons other than in the ordinary course of business); and

•	maintain insurance at levels substantially comparable to levels existing as of the date of the Merger Agreement.

In addition, ViaCell has agreed that during the same period, subject to specified exceptions or as expressly required by the Merger Agreement, ViaCell and its subsidiaries will not do any of the following without the prior written consent of PerkinElmer:

•

declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock (other than dividends and distributions by a direct or indirect wholly owned subsidiary of ViaCell to its parent);

•

split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities;

•

purchase, redeem or otherwise acquire any shares of its capital stock or any other securities or any rights, warrants or options to acquire any shares of its capital stock or other securities, except for (1) the acquisition of Shares from holders of employee stock options or warrants in full or partial payment of the exercise price payable by that holder upon exercise of that stock option or warrant, in each case to the extent required under the terms of the employee stock option or warrant as in effect on the date of the Merger Agreement and (2) the acquisition of Shares from former employees, directors and consultants of ViaCell in accordance with agreements providing for the repurchase of Shares in connection with any termination of services to ViaCell or any of its subsidiaries;

•

issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares or other securities, except for (1) the issuance of Shares upon the exercise of stock options or warrants outstanding on the date of the Merger Agreement in accordance with their present terms and (2) the grant of stock options under ViaCell’s equity incentive plans, provided in the case of clause (2) that (i) each stock option has an exercise price that is not less than the fair market value of the Shares as of the date the option is granted, (ii) each stock option has vesting terms that are consistent with the past practice of ViaCell, (iii) each stock option may be granted only to new employees in connection with their initial hiring and (iv) the stock options may be exercisable for not more than 500 Shares in the case of any individual new employee, or more than 10,000 Shares in the aggregate;

•	amend ViaCell’s or its subsidiaries’ certificate of incorporation, by-laws or other comparable charter or organizational documents;

•

merge or consolidate with any entity, acquire all or a substantial portion of the assets or stock of any entity, acquire any business or any entity in any other manner, or otherwise acquire assets that are material to ViaCell and its subsidiaries, taken as a whole, except for purchases of inventory and components in the ordinary course of business;

•	sell, lease, license, pledge or otherwise dispose of or encumber any properties or assets (other than in the ordinary course of business);

•

whether or not in the ordinary course of business, sell, dispose of, license or otherwise transfer any material assets (including any accounts, leases, contracts or intellectual property or any assets or the stock of any subsidiaries);

•	adopt or implement any shareholder rights plan;

•

enter into an agreement with respect to any merger, consolidation, liquidation or business combination, or any acquisition or disposition of all or substantially all of the assets or securities of ViaCell or any of its subsidiaries;

•	incur or suffer to exist any debt other than debt reflected on ViaCell’s June 30, 2007 balance sheet, or guarantee the debt of another person;

•

issue, sell or amend any debt securities or warrants or other rights to acquire debt securities of ViaCell or any of its subsidiaries, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing;

•

make any loans, advances (other than routine advances to employees in the ordinary course of business) or capital contributions to or investments in any other person (other than in ViaCell or one of its direct or indirect wholly owned subsidiaries);

•	enter into hedging or other financial agreement or arrangement designed to protect ViaCell or its subsidiaries against fluctuations in commodities prices, exchange rates or interest rates;

•

make any individual capital expenditures or other expenditure with respect to property, plant or equipment in excess of $200,000, or make capital expenditures or other expenditures with respect to property, plant or equipment in any fiscal quarter (pro rated for any partial fiscal quarter) in excess of $500,000 in the aggregate;

•

make any change in accounting methods, principles or practices, or change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve or accrual (in each case, except as required by a change in U.S. generally accepted accounting principles);

•

pay, discharge, settle or satisfy any claims, liabilities or obligations, other than the payment, discharge or satisfaction in the ordinary course of business or in accordance with their terms as of the date of the Merger Agreement, of claims, liabilities or obligations reflected or reserved against in, or contemplated by, ViaCell’s June 30, 2007 financials, or incurred since June 30, 2007 in the ordinary course of business;

•	modify, amend or terminate any material agreement, or knowingly waive, release or assign any material rights or claims (including any write-off or other compromise of any accounts receivable);

•	enter into any material agreement;

•	license any material intellectual property rights to or from any party;

•

except as required by law or as required by agreements, plans or arrangements existing on the date of the Merger Agreement, (1) take any action with respect to, adopt, enter into, terminate or amend any employment, severance or similar agreement or benefit plan for the benefit or welfare of any current or former director, officer, employee or consultant or any collective bargaining agreement, (2) increase in any material respect the compensation or fringe benefits of, or pay any bonus to, any director, officer, key employee or consultant (except for annual salary increases of non-officer employees in the ordinary course of business), (3) amend or accelerate the payment, right to payment or vesting of any compensation or benefits, including any outstanding options or restricted stock awards, (4) pay any material benefit not provided for as of the date of the Merger Agreement under any benefit plan, (5) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan, including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any benefit plans or agreements or awards made thereunder, or (6) take any action other than in the ordinary course of business to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or benefit plan;

•	change any material tax election, settle or compromise any material tax liability or amend any material tax return, except as required by applicable laws or regulations;

•	commence any offering of Shares pursuant to the ESPP;

•	initiate, compromise or settle any material litigation or arbitration proceeding;

•	open or close any facility or office;

•	fail to pay accounts payable and other obligations in the ordinary course of business, other than to the extent being disputed in good faith;

•	take any action that would cause any compensation arrangement with any officer, director or stockholder of ViaCell to not satisfy the requirements of Rule 14d-10(d)(2) under the Exchange Act;

•

initiate any pre-clinical trials, clinical trials or any other program, study, investigation or collaboration (or make any government filing or application with respect thereto) or materially alter ongoing activities or currently planned activities with respect to ongoing pre-clinical trials, clinical trials, programs, studies, investigations or collaborations (or related filings or applications);

•

hire new employees, other than (1) the hiring of any new employee with an annual base salary of less than $100,000, who is replacing (and will have substantially similar responsibilities as) an employee as of the date of the Merger Agreement whose employment with ViaCell or one of its subsidiaries terminates after the date of the Merger Agreement and (2) up to five new employees who are not described in clause (1) and who have annual base salaries of less than $100,000; or

•	authorize any of, or commit to take any of, the foregoing actions.

No Solicitation of Other Offers; Adverse Recommendation Change. ViaCell has agreed that it and its subsidiaries will not, nor will they authorize or permit any of their directors, officers, employees, investment bankers, attorneys, accountants or other advisors or representatives to, directly or indirectly:

•

solicit, initiate or knowingly encourage, or knowingly facilitate any inquiries or the making of any proposal or offer that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal (as defined below); or

•

enter into, continue or otherwise participate in any discussions or negotiations regarding, furnish to any person any information with respect to, assist or participate in any effort or attempt by any person with respect to, or otherwise cooperate in any way with, any Acquisition Proposal.

However, until the Acceptance Time, ViaCell may respond to a bona fide, unsolicited written Acquisition Proposal that did not result from a breach of these no-solicitation provisions and that ViaCell’s board of directors reasonably determines in good faith after consultation with outside counsel and a nationally recognized independent financial advisor is reasonably likely to lead to a Superior Proposal (as defined below), if ViaCell’s failure to respond would be inconsistent with the fiduciary obligations of ViaCell’s board of directors, as determined in good faith by ViaCell’s board of directors after consultation with outside counsel. Permissible responses are limited to:

•	furnishing information with respect to ViaCell to the person making the Acquisition Proposal; and

•	participating in discussions or negotiations with the person making the Acquisition Proposal (including solicitation of revised Acquisition Proposals).

ViaCell may not, however, furnish information to the person making the Acquisition Proposal unless it has entered into a customary confidentiality agreement not less restrictive of the person making the Acquisition Proposal than the confidentiality agreement entered into between ViaCell and PerkinElmer.

ViaCell has agreed in the Merger Agreement that its board of directors will recommend that the holders of Shares tender their Shares into and accept the Offer and adopt the Merger Agreement. ViaCell has also agreed that, its board of directors will not:

•

withdraw or modify, or propose to withdraw or modify, in a manner adverse to PerkinElmer or us, the approval or recommendation by ViaCell’s board of directors of the Merger Agreement, the Offer or the Merger;

•

cause or permit ViaCell to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement constituting or relating to any Acquisition Proposal (other than a confidentiality agreement as described above);

•

withdraw or modify, or propose to withdraw or modify, the approval by the compensation committee of ViaCell’s board of directors of any compensation arrangement with any officer, director or stockholder of ViaCell for purposes of satisfying the requirements of Rule 14d-10(d)(2) under the Exchange Act; or

•	adopt, approve or recommend, or propose to adopt, approve or recommend, any Acquisition Proposal.

However, prior to the Acceptance Time, and provided that ViaCell has not breached (other than an immaterial breach) the no-solicitation provisions described above, ViaCell’s board of directors may, in response to either (1) a Superior Proposal, or (2) a material development or change in circumstances occurring or arising after the date of the Merger Agreement and that was neither known to ViaCell’s board of directors nor reasonably foreseeable as of or prior to the date of the Merger Agreement (and not relating to any Acquisition Proposal), withdraw or modify its recommendation if ViaCell’s board of directors determines in good faith, after consultation with outside counsel, that failure to do so would be inconsistent with its fiduciary obligations under applicable law. If ViaCell’s board of directors determines to take this action, it may do so only on or after the third business day after PerkinElmer has received written notice from ViaCell advising PerkinElmer that ViaCell’s board of directors desires to withdraw or modify its recommendation as described above and specifying, in the case of a Superior Proposal, the material terms and conditions of the Superior Proposal and identifying the person making the Superior Proposal, and in the case of a material development or change in circumstances, the reasons for the change in recommendation in reasonable detail. In addition, ViaCell’s board of directors may only change its recommendation as described in this paragraph if (1) ViaCell provides PerkinElmer with a reasonable opportunity to make adjustments to the terms and conditions of the Merger Agreement and negotiates in good faith with PerkinElmer with respect thereto during the three business day period after PerkinElmer has received written notice of the recommendation change, and (2) PerkinElmer has not, within that three business day period, made an offer or proposal that (a) in the case of a change in recommendation in response to a Superior Proposal, ViaCell’s board of directors determines in good faith (after consultation with its financial and legal advisors) is at least as favorable to ViaCell’s stockholders from a financial point of view as the Superior Proposal described in the notice of the recommendation change or (b) in the case of a change in recommendation in response to a material development or change in circumstances, obviates the need or reason for the recommendation change.

ViaCell has agreed to promptly notify PerkinElmer orally, with written confirmation to follow within 24 hours, of its receipt of any Acquisition Proposal or any request for nonpublic information in connection with an Acquisition Proposal, the material terms and conditions of any such Acquisition Proposal or inquiry and the identity of the person making any such Acquisition Proposal or inquiry. ViaCell is also required:

•	to keep PerkinElmer informed, on a current basis, of the status and material details (including any material change to the terms) of any such Acquisition Proposal or inquiry;

•

to provide to PerkinElmer as soon as practicable after receipt or delivery thereof copies of all correspondence and other written material sent or provided to ViaCell, including those provided by electronic mail, from any third party in connection with any Acquisition Proposal or sent or provided by ViaCell to any third party in connection with any Acquisition Proposal;

•	if PerkinElmer makes a counterproposal, to consider in good faith the terms of such counterproposal; and

•	to provide to PerkinElmer a copy of any information provided by ViaCell to a third party in connection with any Superior Proposal or inquiry.

Nothing in the no-solicitation provisions described above prohibits ViaCell from taking and disclosing to ViaCell’s stockholders a position with respect to a tender offer contemplated by Rule 14e-2 of the Exchange Act or from making any required disclosure to ViaCell’s stockholders if, in the good faith judgment of ViaCell’s board of directors, after consultation with outside counsel, failure to so disclose would be inconsistent with its obligations under applicable law (provided that in no event may ViaCell’s board of directors take, or agree or resolve to take, specified prohibited action).

ViaCell has agreed that it and its subsidiaries and representatives will cease immediately all discussions and negotiations that commenced before the date of the Merger Agreement regarding any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal.

The Merger Agreement defines an “Acquisition Proposal” to mean, other than the transactions contemplated by the Merger Agreement:

•

any inquiry, proposal or offer for a merger, consolidation, dissolution, sale of substantial assets, tender offer, recapitalization, share exchange or other business combination involving ViaCell or any of its subsidiaries;

•	any proposal for the issuance by ViaCell or any of its subsidiaries of over 15% of its equity securities; or

•	any proposal or offer to acquire in any manner, directly or indirectly, over 15% of the equity securities or consolidated total assets of ViaCell.

The Merger Agreement defines a “Superior Proposal” to mean any unsolicited, bona fide written proposal made by a third party to acquire a majority of the equity securities or assets of ViaCell, pursuant to a tender or exchange offer, a merger, consolidation, share exchange, other business combination or a sale of assets, which proposal (1) ViaCell’s board of directors determines in its good faith judgment (after consultation with a nationally recognized independent financial advisor and taking into account all the terms and conditions of such proposal and the Merger (including any proposal by PerkinElmer to amend the terms of the Merger Agreement), including any conditions to consummation and the likelihood of such transaction being consummated), to be more favorable to the holders of Shares from a financial point of view than the merger and (2) is reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of the proposal.

ViaCell Stockholder Approval of the Merger. ViaCell has agreed that, if required by Delaware law in order to consummate the Merger, it will, in accordance with Delaware law, as soon as practicable following the Acceptance Time (1) duly call, give notice of, convene and hold a meeting of ViaCell’s stockholders for the purpose of considering and voting upon the adoption of the Merger Agreement, and (2) prepare and file with the SEC a proxy statement relating to the Merger and the Merger Agreement in accordance with the Exchange Act, and use its reasonable efforts to respond promptly to any comments made by the SEC or the staff of the SEC with respect to the proxy statement. PerkinElmer has agreed in the Merger Agreement that it will vote, or cause to be voted, all of the Shares then owned by it, us or any of PerkinElmer’s other subsidiaries in favor of the adoption of the Merger Agreement.

Efforts to Complete the Merger. Subject to the terms of the Merger Agreement, PerkinElmer, we and ViaCell have agreed to use our reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by the Merger Agreement as promptly as practicable, including (1) obtaining all necessary waivers, consents and approvals from third parties, (2) obtaining from any governmental entity or other third party any consents, approvals and authorizations required to be obtained under any applicable laws and regulations, (3) effecting all necessary registrations and filings, including filings under the HSR Act and submissions of information requested by governmental entities, (4) fulfilling all conditions to the Offer and the Merger and (5) keeping one another reasonably informed of progress with respect to tenders of Shares pursuant to the Offer.

Notwithstanding the above, none of ViaCell, PerkinElmer or any of PerkinElmer’s subsidiaries are required to (1) agree to or to effect any divestiture of, or hold separate (including by establishing a trust or otherwise), or agree to restrict its ownership or operation of, any business or assets of ViaCell or its subsidiaries or of PerkinElmer or its subsidiaries, or to enter into any settlement or consent decree, or agree to any undertaking, with respect to any business or assets of ViaCell or its subsidiaries or of PerkinElmer or its subsidiaries, (2) enter into, amend or agree to enter into or amend, any contracts or agreements of ViaCell or its subsidiaries or of PerkinElmer or its subsidiaries, (3) otherwise waive, abandon or alter any material rights or obligations of ViaCell or its subsidiaries or of PerkinElmer or its subsidiaries, or (4) file or defend any lawsuit, appeal any judgment or contest any injunction issued in a proceeding initiated by a governmental entity if such action is reasonably expected to have a material adverse effect with respect to ViaCell.

In addition, if any “fair price” or “control share acquisition” or “anti-takeover” statute, or other similar statute or regulation or any state “blue sky” statute shall become applicable to the transactions contemplated by the Merger Agreement, then ViaCell and its board of directors are required to grant such approvals and take such actions as are necessary so that the transactions contemplated by the Merger Agreement may be consummated as promptly as practicable on the terms contemplated by the Merger Agreement, and otherwise act to minimize the effects of such statute or regulation on the transactions contemplated by the Merger Agreement.

Additional Agreements. The Merger Agreement contains additional agreements between PerkinElmer and ViaCell relating to, among other things:

•	PerkinElmer’s access to information regarding ViaCell and its subsidiaries, and the confidentiality of such information;

•	public announcements with respect to the Offer, the Merger and the Merger Agreement;

•

notice of (1) the occurrence or existence of any change, event, circumstance, development or effect that would result in any representation or warranty of any party contained in the Merger Agreement to be untrue or inaccurate in any material respect, or (2) any material failure by any party to comply with or satisfy any covenant, condition or agreement to be complied with by it under the Merger Agreement;

•

ViaCell’s agreement to take all commercially reasonable actions necessary to ensure that all warrants to acquire Shares, to the extent not exercised prior to the Effective Time, are terminated and cancelled;

•	participation by PerkinElmer in the defense or settlement of any stockholder litigation against ViaCell and its directors relating to the Offer, the Merger or the Merger Agreement; and

•	the guarantee by PerkinElmer of our obligations under the Merger Agreement.

Termination of the Merger Agreement. The Merger Agreement may be terminated (notwithstanding any approval by ViaCell’s shareholders):

•	by mutual written consent of PerkinElmer, us and ViaCell;

•	by either PerkinElmer or ViaCell if:

•

the Offer has not been consummated on or before February 28, 2008, unless the terminating party’s failure to fulfill any obligation under the Merger Agreement was a principal cause of or resulted in the failure of the Offer to be consummated on or before such date; or

•	a governmental entity has issued a final, nonappealable order, decree or ruling or taken any other final, nonappealable action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for, any Shares pursuant to the Offer, or consummation of the Merger; or

•	by PerkinElmer, prior to the purchase of any Shares pursuant to the Offer, if:

•

ViaCell breaches or fails to perform in any material respect any of its representations, warranties or covenants, which breach or failure to perform (1) would cause the conditions to the Offer or PerkinElmer’s closing to closing the Merger not to be satisfied and (2) is not cured within 30 days after written notice to ViaCell of the breach (provided that PerkinElmer may not terminate the Merger Agreement in accordance with this bullet if either we or PerkinElmer is then in material breach of any representation, warranty or covenant contained in the Merger Agreement);

•

ViaCell’s board of directors (1) withdraws or modifies, or proposes to withdraw or modify, in a manner adverse to PerkinElmer or us, its approval or recommendation of the Offer, the Merger and the Merger Agreement, (2) fails to recommend to ViaCell’s stockholders that they accept the Offer and adopt the Merger Agreement, or following the request of PerkinElmer, fails to reconfirm its recommendation within 10 business days after PerkinElmer requests reconfirmation when ViaCell has received an Acquisition Proposal or material amendment to an Acquisition Proposal, (3) approves or recommends or takes a position of neutrality with respect to, or proposes to approve or recommend or take a position of neutrality with respect to, any Acquisition Proposal, or (4) withdraws or modifies, or proposes to withdraw or modify, the approval by the compensation committee of ViaCell’s board of directors of any compensation arrangement with any officer, director or stockholder of ViaCell for purposes of satisfying the requirements of Rule 14d-10(d)(2) under the Exchange Act; or

•	ViaCell materially breaches its no-solicitation obligations; or

•	by ViaCell, prior to the purchase of any Shares pursuant to the Offer, if:

•

we or PerkinElmer breach or fail to perform in any material respect any of our representations, warranties or covenants, which breach or failure to perform (1) materially impairs PerkinElmer’s and our ability to consummate the Offer or the Merger and (2) is not cured within 30 days after written notice to PerkinElmer of the breach (provided that ViaCell may not terminate the Merger Agreement in accordance with this bullet if ViaCell is then in material breach of any representation, warranty or covenant contained in the Merger Agreement);

•

(1) we fail to commence the Offer within 15 business days after the date of the Merger Agreement (other than as a result of the failure by ViaCell to provide any information to PerkinElmer that is required to be provided under the Merger Agreement), (2) the Offer expires as a result of the non-satisfaction of the Minimum Condition without our having accepted for payment all Shares tendered pursuant to the Offer, provided that, in each of (1) and (2), ViaCell may not terminate the Merger Agreement in accordance with this bullet unless (1) ViaCell has provided written notice of termination to PerkinElmer, (2) the failure described in this bullet has not be cured prior to the third business day following delivery of that notice and (3) ViaCell is not then in material breach of any representation, warranty or covenant contained in the Merger Agreement;

•

ViaCell enters into a definitive agreement to effect a Superior Proposal, provided that ViaCell has not breached (other than any immaterial breach) the no-solicitation provisions of the Merger Agreement, and provided that, before terminating the Merger Agreement:

•

in light of the receipt of a Superior Proposal, ViaCell’s board of directors has determined that the failure of ViaCell’s board of directors to withdraw or modify its approval or recommendation of the Merger Agreement, the Offer or the Merger would be inconsistent with its fiduciary obligations;

•

ViaCell has provided PerkinElmer with three business days (or, if less time is remaining before the Expiration Date, such time as is remaining up to the Acceptance Time) prior written notice of its decision to terminate the Merger Agreement;

•

at least three business days (or, as applicable, shorter period) after delivery to PerkinElmer of the notice of termination, and taking into account any revised proposal that is binding and irrevocable for such three business day (or, as applicable, shorter) period made by PerkinElmer, the Superior Proposal remains a Superior Proposal and ViaCell’s board of directors determines again that the failure of ViaCell’s board of directors to withdraw or modify its approval or recommendation of the Merger Agreement, the Offer or the Merger would be inconsistent with its fiduciary obligations; and

•	at or before the effective time of the termination of the Merger Agreement, ViaCell has paid to PerkinElmer the termination fee described below.

Termination Fee. ViaCell is required to pay PerkinElmer a termination fee of $8.5 million if:

•

ViaCell terminates the Merger Agreement upon the entry into a definitive agreement to effect a Superior Proposal under the circumstances described above under the caption “Termination of the Merger Agreement”;

•	PerkinElmer terminates the Merger Agreement because of ViaCell’s willful breach of the no-solicitation provisions of the Merger Agreement;

•

PerkinElmer terminates the Merger Agreement because ViaCell’s board of directors (1) withdraws or modifies, or proposes to withdraw or modify, in a manner adverse to PerkinElmer or us, its approval or recommendation of the Offer, the Merger and the Merger Agreement, (2) fails to recommend to ViaCell’s stockholders that they accept the Offer and adopt the Merger Agreement, or following the request of PerkinElmer, fails to reconfirm its recommendation within 10 business days after PerkinElmer requests reconfirmation when ViaCell has received an Acquisition Proposal or material amendment to an Acquisition Proposal, (3) approves or recommends or takes a position of neutrality with respect to, or proposes to approve or recommend or take a position of neutrality with respect to, any Acquisition Proposal, or (4) withdraws or modifies, or proposes to withdraw or modify, the approval by the compensation committee of ViaCell’s board of directors of any compensation arrangement with any officer, director or stockholder of ViaCell for purposes of satisfying the requirements of Rule 14d-10(d)(2) under the Exchange Act; or

•

after the date of the Merger Agreement (1) any person makes an Acquisition Proposal or amends an Acquisition Proposal made prior to the date of the Merger Agreement, (2) the Merger Agreement is terminated by PerkinElmer of ViaCell due to the Offer not having been consummated on or before February 28, 2008, or by PerkinElmer due to ViaCell’s breach or failure to perform in any material respect any of its representations, warranties or covenants, (3) in the case only of a termination of the Merger Agreement due to the Offer not having been consummated on or before February 28, 2008, the Offer has remained open until February 28, 2008 and the Minimum Condition is not satisfied at such expiration date and (4) within one year of termination of the Merger Agreement, ViaCell enters into a definitive agreement to consummate, or consummates, any Acquisition Proposal.

Amendment, Extension and Waiver. The parties may amend the Merger Agreement at any time before or after approval of the Merger Agreement by ViaCell’s stockholders. However, after ViaCell has obtained stockholder approval, the parties may not amend the Merger Agreement in a manner that by law requires further approval by ViaCell’s stockholders without obtaining such further approval. Any amendment must be in a written instrument signed by PerkinElmer, ViaCell and us.

At any time before the effective time of the Merger, the parties may, to the extent legally allowed, (1) extend the time for the performance of any of the obligations or other acts of the other parties, (2) waive any inaccuracies in the representations and warranties contained in the Merger Agreement and (3) waive compliance with any of the agreements or conditions contained in the Merger Agreement. Any extension or waiver must be in a written instrument signed on behalf of the party agreeing to the extension or waiver.

Indemnification and Insurance. For six years after the Effective Time, PerkinElmer and we agree to honor, and to cause the Surviving Corporation to honor, to the fullest extent permitted by law, all of ViaCell’s obligations to indemnify and advance expenses, to hold harmless and to exculpate each present and former director and officer of ViaCell arising out of or pertaining to matters existing or occurring at or before the Effective Time, whether asserted or claimed before, at or after the Effective Time, to the extent that such obligations to indemnify and hold harmless, advance expenses or exculpate exist as of the date of the Merger Agreement.

For six years after the Effective Time, PerkinElmer and we have agreed to either (1) cause the Surviving Corporation to maintain (to the extent available in the market) a directors’ and officers’ liability insurance policy covering those persons who are covered by ViaCell’s directors’ and officers’ liability insurance policy as of the date of the Merger Agreement, or (2) cause the Surviving Corporation to purchase a “tail” policy under ViaCell’s existing directors’ and officers’ insurance policy, in either case with coverage in amount and scope at least as favorable to such persons as ViaCell’s coverage as of the date of the Merger Agreement, provided that PerkinElmer, we and the Surviving Corporation are not required to expend in excess of 225% of the current annual premium under ViaCell’s existing directors’ and officers’ insurance policy. In the event such aggregate annual premium amount is insufficient for such coverage, PerkinElmer has agreed to cause the Surviving Corporation to maintain the maximum amount of coverage that is available for such amount. ViaCell may satisfy PerkinElmer’s and our obligations to cause the surviving corporation to maintain sufficient directors’ and officers’ liability insurance by purchasing a “tail” policy under ViaCell’s existing directors’ and officers’ insurance policy on terms and conditions providing not materially more favorable benefits as ViaCell’s existing directors’ and officers’ insurance policy, so long as the cost of the “tail” policy does not exceed $1,250,000.

The indemnification rights provided in the Merger Agreement are in addition to the rights otherwise available to ViaCell’s current officers and directors by law, charter, statute, by-law or agreement, and operate for the benefit of, and shall be enforceable by, each of the indemnified parties, their heirs and representatives.

Employee Obligations. PerkinElmer has agreed:

•

for a period of one year following the Effective Time, to provide to each employee of ViaCell and its subsidiaries as of the Effective Time, to the extent he or she remains employed by the Surviving Corporation (a “Continuing Employee”), a base salary at a rate no less than the rate of annual base salary provided to him or her immediately prior to the Effective Time;

•

for a period of one year following the Effective Time, to provide to each Continuing Employee employee benefits (excluding equity compensation) that are substantially comparable, in the aggregate, to the benefits provided to him or her immediately prior to the Effective Time;

•

that for purposes (including purposes of vesting, eligibility to participate and level of benefits) under each employee benefit plan maintained PerkinElmer and its subsidiaries providing benefits to any Continuing Employee after the Effective Time, each Continuing Employee will be credited with his or her years of service with ViaCell and its subsidiaries and their respective predecessors before the Effective Time, to the same extent as the Continuing Employee was entitled, before the Effective Time, to credit for such service under any similar benefit plan maintained by ViaCell in which such Continuing Employee participated or was eligible to participate immediately prior to the Effective Time (provided that this will not result in a duplication of benefits);

•

that each Continuing Employee will be immediately eligible to participate, without any waiting time, in each employee benefit plan maintained by PerkinElmer and its subsidiaries providing benefits to any Continuing Employee after the Effective Time, to the extent coverage under such plan is comparable to a ViaCell benefit plan in which such Continuing Employee participated immediately prior to the Effective Time; and

•

to waive any limitations on benefits relating to pre-existing conditions to the same extent such limitations are waived under any comparable plan of PerkinElmer and recognize the deductible and out-of-pocket expenses paid in the calendar year in which the Merger occurs.

Conditions to Offer. We will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, to pay for any Shares pursuant to the Offer, and may terminate or amend the Offer, and may postpone the acceptance of, or payment for, any Shares, if:

•	the Minimum Condition is not satisfied;

•	immediately prior to the Expiration Date, any applicable waiting period (and any extension thereof) under the Hart-Scott-Rodino Act has not expired or been terminated; or

•	at any time on or after the date of the Merger Agreement and before the Acceptance Time, any of the following has occurred and continues to exist:

•

there has been instituted or is pending any proceeding by any governmental entity challenging, making illegal or otherwise directly or indirectly restraining or prohibiting, or seeking to challenge, make illegal or otherwise directly or indirectly restrain or prohibit, the transactions contemplated by the Merger Agreement, including the Offer and the Merger, or seeking to obtain from ViaCell or (to the extent it relates to the transactions contemplated by the Agreement, including the Offer or the Merger) PerkinElmer or any of its affiliates, any material damages, or otherwise providing material limitations or seeking material obligations (including any obligation to divest assets) from PerkinElmer, us or ViaCell relating to the Merger Agreement, the Merger or the Offer;

•

there is any law, regulation, judgment or court order enacted or in effect which is applicable to (1) PerkinElmer, us, ViaCell or any of the ViaCell’s subsidiaries, or (2) the Offer, the Merger or the Merger Agreement, other than the routine application to the Offer and the Merger of the waiting period provisions under the Hart Scott Rodino Act, that has the effect of making illegal, or prohibiting or otherwise directly or indirectly restraining or prohibiting the transactions contemplated by the Merger Agreement, including the Offer and the Merger, or that results in, or would reasonably be expected to result in, directly or indirectly, other material limitations or obligations (including any obligation to divest assets) from PerkinElmer, us or ViaCell relating to the Merger Agreement, the Merger or the Offer;

•	a Material Adverse Effect (as defined below) has occurred;

•

(1) any representation or warranty of ViaCell relating to the number of outstanding shares of its capital stock, the number of shares of its common stock that are subject to stock options and the exercise price of those stock options (except for any minor inaccuracy), and representations and warranties of ViaCell relating to authority, are not true and correct, or (2) any other representation or warranty of ViaCell contained in the Merger Agreement is not true and correct (without giving effect to any materiality qualifiers), except where the failure of such representations and warranties has not had, and would not reasonably be expected to result in, a Material Adverse Effect;

•

ViaCell has failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of ViaCell to be performed or complied with by it under the Merger Agreement;

•	ViaCell’s board of directors changes its recommendation of the Merger Agreement, the Offer or the Merger or takes related actions; or

•	The Merger Agreement is terminated in accordance with its terms;

which, in our and PerkinElmer’s reasonable judgment, makes it inadvisable to proceed with the Offer or with acceptance for payment or payment for Shares.

A “Material Adverse Effect” with respect to ViaCell means any material adverse change, event, circumstance, development or effect that, individually or in the aggregate with all other changes, events, circumstances, developments or effects occurring or existing prior to the determination of a Material Adverse Effect, has a material adverse effect on (1) the business, assets, liabilities, capitalization, condition (financial or other) or results of operations of ViaCell and its subsidiaries, taken as a whole, or (2) the ability of ViaCell to consummate the transactions contemplated by the Merger Agreement; provided that none of the following will be deemed, either alone or in combination with any of the following, to constitute a Material Adverse Effect with respect to ViaCell:

•

any adverse effect that results from general economic, business, financial or market conditions (provided that the adverse effect does not affect ViaCell and its subsidiaries, taken as a whole, in a disproportionate manner as compared to ViaCell’s industry peers);

•

any adverse effect that results from conditions in any of the industries or industry sectors in which ViaCell operates (provided that the adverse effect does not affect ViaCell and its subsidiaries, taken as a whole, in a disproportionate manner as compared to ViaCell’s industry peers);

•

any adverse effect resulting from any act of terrorism, war, national or international calamity or any other similar event (provided that the adverse effect does not affect ViaCell and its subsidiaries, taken as a whole, in a disproportionate manner as compared to ViaCell’s industry peers);

•

any adverse effect resulting from any change in any applicable laws or regulations (provided that the adverse effect does not affect ViaCell in a disproportionate manner as compared to ViaCell’s industry peers or as compared to PerkinElmer);

•	any changes (after the date of the Merger Agreement) in GAAP;

•

any loss of customers, suppliers, vendors or employees or any cancellation of or delay in customer orders resulting from the announcement or pendency of the Merger Agreement, the Offer or the Merger (but not any direct legal or contractual consequence of ViaCell’s execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement);

•

the failure of ViaCell to meet internal or analysts’ expectations or projections, in and of itself (however, any cause of any such failure may be deemed to constitute, in and of itself, a Material Adverse Effect with respect to ViaCell and may be taken into consideration when determining whether a Material Adverse Effect with respect to ViaCell has occurred);

•

any adverse effect resulting from any action taken by ViaCell or any of its subsidiaries with PerkinElmer’s prior written consent or the taking of any action expressly required by this Agreement (other than the obligation to conduct their businesses in the ordinary course of business);

•

a decline in ViaCell’s stock price, in and of itself (however, any cause of any such decline may be deemed to constitute, in and of itself, a Material Adverse Effect with respect to ViaCell and may be taken into consideration when determining whether a Material Adverse Effect with respect to ViaCell has occurred); and

•	ViaCell’s continuing to suffer operating losses in amounts not materially larger than the losses projected to be suffered by ViaCell in projections previously provided PerkinElmer by ViaCell.

The conditions described above are for our and PerkinElmer’s sole benefit and may be waived by PerkinElmer or us (except for the Minimum Condition), in whole or in part, at any time and from time to time, in our respective sole discretion. The failure by PerkinElmer or us at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, the waiver of any such right with respect to any particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances and each such right will be deemed an ongoing right that may be asserted at any time and from time to time. Any determination by PerkinElmer or us concerning the events described in the conditions above will be final and binding upon all parties.

Conditions to Merger. The obligations of PerkinElmer, us and ViaCell to effect the Merger are subject to fulfillment or waiver of the following conditions:

•

PerkinElmer or we have made, or caused to be made, the Offer on the terms and conditions set forth in the Merger Agreement and has purchased, or caused to be purchased, all of the Shares validly tendered and not withdrawn pursuant to the Offer;

•	the Merger Agreement and the Merger have been approved and adopted by the requisite vote or consent of the stockholders of ViaCell, to the extent required by applicable law; and

•

no temporary restraining order, preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by any governmental entity nor any statute, rule, regulation or executive order promulgated or enacted by any governmental entity is in effect, which would make the acquisition or holding by PerkinElmer or its subsidiaries of the Shares or shares of common stock of the Surviving Corporation illegal or otherwise prevent the consummation of the Merger.

Appraisal Rights. No appraisal rights are available in connection with the Offer. If the Merger is consummated, however, ViaCell’s stockholders that have not tendered their Shares will have certain rights under Section 262 of the DGCL to dissent and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. ViaCell stockholders that perfect these rights by complying with the procedures set forth in Section 262 of the DGCL will have the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) determined by the Delaware Court of Chancery and will be entitled to receive a cash payment equal to such fair value from the Surviving Corporation. Any such judicial determination of the fair value of Shares could be based upon considerations other than, or in addition to, the price paid in the Offer and the market value of the Shares, including asset values and the investment value of the Shares. The value so determined could be more or less than the Offer Price. ViaCell stockholders should be aware that an investment banking opinion as to the fairness, from a financial point of view, of the consideration payable in a merger is not an opinion as to fair value under Section 262 of the DGCL. If any ViaCell stockholder who demands appraisal under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses his or her right to appraisal, as provided in the DGCL, each of the Shares of such holder will be converted into the right to receive Offer Price in accordance with the Merger Agreement. You may withdraw your demand for appraisal by delivery to us of a written withdrawal of your demand for appraisal prior to the Merger.

The foregoing summary of the rights of dissenting stockholders under the DGCL does not purport to be a complete statement of the procedures to be followed by ViaCell stockholders desiring to exercise any available appraisal rights.

The preservation and exercise of appraisal rights require strict adherence to the applicable provisions of the DGCL. Failure to follow the steps required by the DGCL for perfecting appraisal rights may result in the loss of such rights. ViaCell stockholders who tender shares in the Offer will not have appraisal rights.

“Going Private” Transactions. The SEC has adopted Rule 13e-3 promulgated under the Exchange Act, which is applicable to certain “going private” transactions and which may, under certain circumstances, be applicable to the Merger. However, Rule 13e-3 would be inapplicable if (1) the Shares are deregistered under the Exchange Act prior to the Merger or other business combination, or (2) the Merger or other business combination is consummated within one year after the purchase of the Shares pursuant to the Offer and the amount paid per Share in the Merger or other business combination is at least equal to the amount paid per Share in the Offer. PerkinElmer and we believe that Rule 13e-3 will not be applicable to the Merger because it is anticipated that the Merger will be effected within one year following the consummation of the Offer and, in the Merger, ViaCell’s stockholders will receive the same price per Share as paid in the Offer. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the fairness of the proposed transaction and the consideration offered to minority stockholders in the transaction be filed with the SEC and disclosed to stockholders prior to the consummation of the transaction.

Plans for ViaCell. In connection with the Offer, PerkinElmer and we have reviewed and will continue to review various possible business strategies that they might consider in the event that we acquire control of ViaCell, whether pursuant to the Offer, the Merger or otherwise. These changes could include, among other things, changes in ViaCell’s business corporate structure, capitalization and management. Upon the consummation of the Merger, ViaCell will become a wholly owned subsidiary of PerkinElmer.

12. SOURCE AND AMOUNT OF FUNDS

We estimate that the total amount of funds required to purchase all outstanding Shares pursuant to the Offer and to complete the Merger and to pay related fees and expenses will be approximately $313 million, excluding ViaCell’s fees and expenses. PerkinElmer will ensure that we have sufficient funds to acquire all of the outstanding Shares pursuant to the Offer and the Merger. The Offer is not conditioned upon any financing arrangements. Although PerkinElmer has available the necessary funds to complete the Offer and the Merger from existing cash on hand, short-term investments and other cash equivalents, and borrowings under its existing credit facility, PerkinElmer is evaluating additional borrowings to provide a portion of the funds needed to complete the Offer and the Merger.

Existing Credit Facility. On August 13, 2007, PerkinElmer entered into an amended and restated unsecured revolving credit facility (the “Credit Agreement”) with PerkinElmer and Wallac Oy, a Finnish subsidiary of PerkinElmer, as Borrowers, Bank of America, N.A. acting as Administrative Agent, Swing Line Lender and L/C Issuer, and with other lenders party thereto. Citigroup Global Markets Inc. and HSBC Bank USA, National Association acted as Co-Syndication Agents, ABN AMRO Bank N.V. and Deutsche Bank Securities Inc. acted as Co-Documentation Agents, and Banc of America Securities LLC and Citigroup Global Markets Inc. acted as Joint Lead Arrangers and Joint Book Managers. The Credit Agreement provides for a $500 million committed unsecured revolving credit facility through August 13, 2012.

Borrowings made pursuant to the Credit Agreement will bear interest, payable quarterly or, if earlier, at the end of any interest period, at either (1) the base rate, as described in the Agreement, or (2) the Eurocurrency rate (a publicly published rate), plus a percentage spread based on PerkinElmer’s credit rating.

The Credit Agreement contains customary affirmative and negative covenants for credit facilities of this type, including, among others, limitations on PerkinElmer and its subsidiaries with respect to liens, investments, incurrence of indebtedness, disposition of assets, mergers and acquisitions, subordinated debt, and transactions with affiliates. The Credit Agreement also contains customary financial covenants and events of default (with customary grace periods, as applicable). PerkinElmer may use the proceeds of borrowings under the Credit Agreement for working capital, capital expenditures and other general corporate purposes.

The foregoing description of the Credit Agreement and related matters is qualified in its entirety by reference to the Credit Agreement, which is filed as Exhibit hereto and incorporated herein by reference.

Potential Other Borrowings. PerkinElmer is evaluating a number of potential borrowing arrangements to provide a portion of the funds needed to complete the Offer and the Merger. If PerkinElmer enters into an agreement with respect to any such other borrowings to provide all or a portion of the funds needed to complete the Offer and the Merger, PerkinElmer will provide further detail about that arrangement in an amendment to this Offer to Purchase, which amendment would be filed with the SEC.

PerkinElmer has no current plans or arrangements to finance or repay any indebtedness under the Credit Agreement or under any potential other borrowing arrangements entered into as described above.

13. DIVIDENDS AND DISTRIBUTIONS.

The Merger Agreement provides that, without the prior written consent of PerkinElmer, ViaCell will not, and will not permit any of its subsidiaries to, prior to the Effective Time:

•

declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock (other than dividends and distributions by a direct or indirect wholly owned subsidiary of ViaCell to its parent);

•

split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities; or

•

purchase, redeem or otherwise acquire any shares of its capital stock or any other securities or any rights, warrants or options to acquire any shares of its capital stock or other securities, except for:

•

the acquisition of Shares from holders of employee stock options or warrants in full or partial payment of the exercise price payable by that holder upon exercise of that stock option or warrant, in each case to the extent required under the terms of the employee stock option or warrant as in effect on the date of the Merger Agreement; or

•

the acquisition of Shares from former employees, directors and consultants of ViaCell in accordance with agreements providing for the repurchase of Shares in connection with any termination of services to ViaCell or any of its subsidiaries.

14. CONDITIONS OF THE OFFER.

We will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, to pay for any Shares pursuant to the Offer, and may terminate or amend the Offer, and may postpone the acceptance of, or payment for, any Shares, if:

•	the Minimum Condition is not satisfied;

•	immediately prior to the Expiration Date, any applicable waiting period (and any extension thereof) under the Hart-Scott-Rodino Act has not expired or been terminated; or

•	at any time on or after the date of the Merger Agreement and before the Acceptance Time, any of the following has occurred and continues to exist:

•

there has been instituted or is pending any proceeding by any governmental entity challenging, making illegal or otherwise directly or indirectly restraining or prohibiting, or seeking to challenge, make illegal or otherwise directly or indirectly restrain or prohibit, the transactions contemplated by the Merger Agreement, including the Offer and the Merger, or seeking to obtain from ViaCell or (to the extent it relates to the transactions contemplated by the Agreement, including the Offer or the Merger) PerkinElmer or any of its affiliates, any material damages, or otherwise providing material limitations or seeking material obligations (including any obligation to divest assets) from PerkinElmer, us or ViaCell relating to the Merger Agreement, the Merger or the Offer;

•

there is any law, regulation, judgment or court order enacted or in effect which is applicable to (1) PerkinElmer, us, ViaCell or any of the ViaCell’s subsidiaries, or (2) the Offer, the Merger or the Merger Agreement, other than the routine application to the Offer and the Merger of the waiting period provisions under the Hart Scott Rodino Act, that has the effect of making illegal, or prohibiting or otherwise directly or indirectly restraining or prohibiting the transactions contemplated by the Merger Agreement, including the Offer and the Merger, or that results in, or would reasonably be expected to result in, directly or indirectly, other material limitations or obligations (including any obligation to divest assets) from PerkinElmer, us or ViaCell relating to the Merger Agreement, the Merger or the Offer;

•

a Material Adverse Effect (as defined above, See Section 11—“Purpose of the Offer; the Merger Agreement; Statutory Requirements; Appraisal Rights; ‘Going Private’ Transactions; Plans for ViaCell”) has occurred;

•

(1) any representation or warranty of ViaCell relating to the number of outstanding shares of its capital stock, the number of shares of its common stock that are subject to stock options and the exercise price of those stock options (except for any minor inaccuracy), and representations and warranties of ViaCell relating to authority, are not true and correct, or (2) any other representation or warranty of ViaCell contained in the Merger Agreement is not true and correct (without giving effect to any materiality qualifiers), except where the failure of such representations and warranties has not had, and would not reasonably be expected to result in, a Material Adverse Effect;

•

ViaCell has failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of ViaCell to be performed or complied with by it under the Merger Agreement;

•	ViaCell’s board of directors changes its recommendation of the Merger Agreement, the Offer or the Merger or takes related actions; or

•	The Merger Agreement is terminated in accordance with its terms;

which, in our and PerkinElmer’s reasonable judgment, makes it inadvisable to proceed with the Offer or with acceptance for payment or payment for Shares.

The conditions described above are for our and PerkinElmer’s sole benefit and may be waived by PerkinElmer or us (except for the Minimum Condition), in whole or in part, at any time and from time to time, in our respective sole discretion. The failure by PerkinElmer or us at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, the waiver of any such right with respect to any particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances and each such right will be deemed an ongoing right that may be asserted at any time and from time to time. Any determination by PerkinElmer or us concerning the events described in the conditions above will be final and binding upon all parties.

15. LEGAL MATTERS; REQUIRED REGULATORY APPROVALS

Except as set forth in this Offer to Purchase, based on PerkinElmer’s and our review of publicly available filings by ViaCell with the SEC and other information regarding ViaCell, neither PerkinElmer nor we are aware of any licenses or regulatory permits that appear to be material to the business of ViaCell and its subsidiaries, taken as a whole, that might be adversely affected by our acquisition of Shares in the Offer. In addition, neither PerkinElmer nor we are aware of any filings, approvals or other actions by or with any governmental authority or administrative or regulatory agency under laws regulating competition other than the filings under the HSR Act and required approvals of the competent competition authority of any member state of the European Union applicable to the Offer or the Merger that would be required for our acquisition or ownership of the Shares. Should any such approval or other action be required, PerkinElmer and we expect to seek such approval or action, except as described below under “—State Takeover Laws.” Should any such approval or other action be required, PerkinElmer and we cannot be certain that PerkinElmer and we would be able to obtain any such approval or action without substantial conditions or that adverse consequences might not result to ViaCell’s or its subsidiaries’ businesses, or that certain parts of ViaCell’s, PerkinElmer’s, ours or any of our respective subsidiaries’ businesses might not have to be disposed of or held separate in order to obtain such approval or action. In that event, we may not be required to purchase any Shares in the Offer. See the “Introduction” to this Offer to Purchase and Section 14—“Conditions of the Offer” for a description of the conditions to the Offer.

State Takeover Laws. ViaCell is incorporated in Delaware and is subject to Section 203 of the DGCL. In general, Section 203 of the DGCL prevents an “interested stockholder” (including a person that has the right to acquire 15% or more of the corporation’s outstanding voting stock) from engaging in a “business combination” (defined to include mergers and certain other actions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder. ViaCell’s board of directors approved for purposes of Section 203 of the DGCL the execution, delivery and performance of the Merger Agreement and the consummation of the Merger and the other transactions contemplated by the Merger Agreement and has taken all appropriate action so that Section 203 of the DGCL, with respect to ViaCell, will not be applicable to PerkinElmer and us by virtue of such actions.

A number of states have adopted takeover laws and regulations that purport to be applicable to attempts to acquire securities of corporations that are incorporated in those states or that have substantial assets, stockholders, principal executive offices or principal places of business in those states. To the extent that these state takeover statutes (other than Section 203 of the DGCL) purport to apply to the Offer or the Merger, PerkinElmer and we believe that those laws conflict with U.S. federal law and are an unconstitutional burden on interstate commerce. In 1982, the Supreme Court of the United States, in Edgar v. Mite Corp., invalidated on constitutional grounds the Illinois Business Takeovers Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. The reasoning in that decision is likely to apply to certain other state takeover statutes. In 1987, however, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court of the United States held that the State of Indiana could, as a matter of corporate law and, in particular, those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders, as long as those laws were applicable only under certain conditions. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma because they would subject those corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the U.S. Court of Appeals for the Sixth Circuit. In December 1988, a federal district court in Florida held, in Grand Metropolitan PLC v. Butterworth, that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

Except as set forth in this Offer to Purchase, PerkinElmer and we have not attempted to comply with any state takeover statutes in connection with the Offer or the Merger. PerkinElmer and we reserve the right to challenge the validity or applicability of any state law allegedly applicable to the Offer or the Merger, and nothing in this Offer to Purchase nor any action that PerkinElmer and we take in connection with the Offer is intended as a waiver of that right. In the event that it is asserted that one or more takeover statutes apply to the

Offer or the Merger, and it is not determined by an appropriate court that the statutes in question do not apply or are invalid as applied to the Offer or the Merger, as applicable, PerkinElmer and we may be required to file certain documents with, or receive approvals from, the relevant state authorities, and PerkinElmer and we might be unable to accept for payment or purchase Shares tendered in the Offer or be delayed in continuing or consummating the Offer. In that case, we may not be obligated to accept for purchase, or pay for, any Shares tendered. See Section 14—“Conditions of the Offer.”

Antitrust. Under the HSR Act, and the related rules and regulations that have been issued by the U.S. Federal Trade Commission (the “FTC”), certain acquisition transactions may not be consummated until certain information and documentary material has been furnished for review by the FTC and the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”) and certain waiting period requirements have been satisfied. These requirements apply to PerkinElmer by virtue of our acquisition of Shares in the Offer and the Merger.

Under the HSR Act, we may not complete the purchase of Shares in the Offer until the expiration of a 15-calendar-day waiting period following the filing of certain required information and documentary material concerning the Offer with the FTC and the Antitrust Division, unless the waiting period is earlier terminated by the FTC and the Antitrust Division. PerkinElmer filed a Premerger Notification and Report Form under the HSR Act with the FTC and the Antitrust Division in connection with the purchase of Shares in the Offer and the Merger on October 9, 2007, and the required waiting period with respect to the Offer and the Merger will expire at 11:59 p.m., New York City time, on the 15th calendar day after the filing, unless earlier terminated by the FTC or the Antitrust Division or PerkinElmer receives a request for additional information or documentary material prior to that time. If, within the 15-calendar-day waiting period, either the FTC or the Antitrust Division requests additional information or documentary material from PerkinElmer, the waiting period with respect to the Offer and the Merger would be extended for an additional period of ten calendar days following the date of PerkinElmer’s substantial compliance with that request. If either the 15-day or 10-day waiting period expires on a Saturday, Sunday or legal holiday, then the period is extended until the end of the next day that is not a Saturday, Sunday or legal public holiday. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act rules. After that time, the waiting period could be extended only by court order or with PerkinElmer’s consent. The FTC or the Antitrust Division may terminate the additional ten-calendar-day waiting period before its expiration. In practice, complying with a request for additional information or documentary material can take a significant period of time. Although ViaCell is required to file certain information and documentary material with the FTC and the Antitrust Division in connection with the Offer, neither ViaCell’s failure to make those filings nor a request made to ViaCell from the FTC or the Antitrust Division for additional information or documentary material will extend the waiting period with respect to the purchase of Shares in the Offer and the Merger.

The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions, such as PerkinElmer’s acquisition of Shares in the Offer and the Merger. At any time before or after our purchase of Shares, the FTC or the Antitrust Division could take any action under the antitrust laws that it either considers necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares in the Offer and the Merger, the divestiture of Shares purchased in the Offer or the divestiture of substantial assets of PerkinElmer, us, ViaCell or any of their respective subsidiaries or affiliates. Private parties as well as state attorneys general also may bring legal actions under the antitrust laws under certain circumstances. See Section 14—“Conditions of the Offer.”

Based upon an examination of publicly available information relating to the businesses in which ViaCell is engaged, however, PerkinElmer and we believe that the acquisition of Shares in the Offer and the Merger should not violate applicable antitrust laws. Nevertheless, PerkinElmer and we cannot be certain that a challenge to the Offer and the Merger on antitrust grounds will not be made, or, if such challenge is made, what the result will be. See Section 14—“Conditions of the Offer.”

16. FEES AND EXPENSES.

Merrill Lynch, Pierce, Fenner & Smith Incorporated is acting as Dealer Manager in connection with the Offer and has provided certain financial advisory services to PerkinElmer and Offeror in connection with the acquisition of ViaCell. In its role as Dealer Manager, Merrill Lynch, Pierce, Fenner & Smith Incorporated may contact brokers, dealers and similar entities and may provide information regarding the Offer to those that it contacts or persons that contact Merrill Lynch, Pierce, Fenner & Smith Incorporated. Merrill Lynch, Pierce, Fenner & Smith Incorporated is being paid reasonable and customary compensation for its services as Dealer Manager in connection with the Offer and as financial advisor, Merrill Lynch, Pierce, Fenner & Smith Incorporated is also entitled to reimbursement for certain expenses incurred by Merrill Lynch, Pierce, Fenner & Smith Incorporated, including the fees and expenses of legal counsel and to indemnification against certain liabilities and expenses in connection with its engagements, including certain liabilities under the federal securities laws.

Merrill Lynch, Pierce, Fenner & Smith Incorporated and its affiliates have provided and may in the future provide various investment banking, financial advisory and other services to PerkinElmer or its affiliates, for which they have received or may receive customary compensation. In the ordinary course of business, including their trading and brokerage operations and in a fiduciary capacity, Merrill Lynch, Pierce, Fenner & Smith Incorporated and its affiliates may hold positions, both long and short, for their own accounts and for those of their customers, in the Shares.

PerkinElmer has retained Georgeson Inc. as Information Agent in connection with the Offer. The Information Agent may contact ViaCell’s stockholders by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee stockholders to forward material relating to the Offer to beneficial owners of Shares. PerkinElmer will pay the Information Agent reasonable and customary compensation for these services in addition to reimbursing the Information Agent for its reasonable out-of-pocket expenses. PerkinElmer has agreed to indemnify the Information Agent against certain liabilities and expenses in connection with the Offer, including certain liabilities under the U.S. federal securities laws. In addition, PerkinElmer has retained Deutsche Bank Trust Company Americas as the Depositary. PerkinElmer will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, will reimburse the Depositary for its reasonable out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses, including certain liabilities under the U.S. federal securities laws.

Except as set forth above, PerkinElmer will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer. PerkinElmer will reimburse brokers, dealers, commercial banks and trust companies and other nominees, upon request, for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers.

17. MISCELLANEOUS.

PerkinElmer and we are not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If PerkinElmer and we become aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares, PerkinElmer and we will make a good faith effort to comply with that state statute. If, after a good faith effort, PerkinElmer and we cannot comply with the state statute, we will not make the Offer to, nor will we accept tenders from or on behalf of, ViaCell’s stockholders in that state.

PerkinElmer and we have filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 promulgated under the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, ViaCell has filed with the SEC the Schedule 14D-9, together with exhibits, pursuant to Rule 14d-9 promulgated under the Exchange Act, setting forth the recommendation of ViaCell’s board of directors with respect to the Offer and the reasons for the recommendation of ViaCell’s board of directors and furnishing certain additional related information. A copy of these documents, and any amendments thereto, may be examined at, and copies may be obtained from, the SEC in the manner set forth under Section 8—“Information Concerning ViaCell” and Section 9—“Information Concerning PerkinElmer and Offeror.”

Neither PerkinElmer nor we have authorized any person to give any information or to make any representation on behalf of either PerkinElmer or us not contained in this Offer to Purchase or in the related Letter of Transmittal, and, if given or made, you should not rely on any such information or representation as having been authorized.

Neither the delivery of the Offer to Purchase nor any purchase pursuant to the Offer will, under any circumstances, create any implication that there has been no change in the affairs of PerkinElmer, us, ViaCell or any of their respective subsidiaries since the date as of which information is furnished or the date of this Offer to Purchase.

VICTOR ACQUISITION CORP.

Dated: October 12, 2007

SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS OF PERKINELMER AND OFFEROR

1. PerkinElmer

The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employment for the past five years of each director and executive officer of PerkinElmer. Unless otherwise indicates, each director and executive officer has been so employed for a period in excess of five years. Unless otherwise indicated below, each occupation set forth opposite each person refers to employment with PerkinElmer. Unless otherwise indicated, the business address of each of these individuals is c/o PerkinElmer, Inc., at 940 Winter Street, Waltham, Massachusetts 02451, and each of these individuals is a citizen of the United States of America other than Jeffrey D. Capello, who is a citizen of Canada and a U.S. permanent resident.

Directors

Name	Principal Occupation and Five-Year Employment History
Robert F. Friel	Mr. Friel was appointed President and Chief Operating Officer of PerkinElmer effective August 1, 2007, and PerkinElmer expects that he will be named Chief Executive Officer in February 2008. He had previously served as Vice Chairman of PerkinElmer and President of PerkinElmer’s Life and Analytical Sciences unit since January 2006 and February 2006, respectively. Prior to holding those positions, since October 2004 he was PerkinElmer’s Executive Vice President and Chief Financial Officer with responsibility for business development and information technology in addition to his oversight of PerkinElmer’s finance functions. Mr. Friel joined PerkinElmer in February 1999 as PerkinElmer’s Senior Vice President and Chief Financial Officer. From 1980 to 1999, he held several senior management positions with AlliedSignal, Inc., now Honeywell International. Mr. Friel received a Bachelor of Arts degree in economics from Lafayette College and a Master of Science degree in taxation from Fairleigh Dickinson University. Mr. Friel is also a director of Millennium Pharmaceuticals, Inc. and Fairchild Semiconductor Corp., as well as the Analytical and Life Science Systems Association (ALSSA). He is a Member of the National Board of Trustees for the March of Dimes.

Nicholas A. Lopardo	Mr. Lopardo has been Chairman and Chief Executive Officer of Susquehanna Capital Management Group, an investment holding company, since January 2002. Mr. Lopardo retired in December 2001 as Vice Chairman of State Street Bank and Trust Company and Chairman and Chief Executive Officer of State Street Global Advisors, the bank’s investment management group. Mr. Lopardo had been associated with State Street Bank and Trust Company since 1987, and previously held several executive level positions including Executive Vice President. Mr. Lopardo has over 38 years of experience in the pension industry, having served in a variety of roles with Equitable Life Assurance Society related to pension marketing, client relationships, and pension investment advisory services. Mr. Lopardo is Chairman of the board of Myriad Entertainment and Resorts, Inc., and also serves as a director of several privately held companies. Since 1992, he has served as a member of the board of directors of Susquehanna University, holding the position of Chairman of that board in 2000 and 2001. He was also Chairman of the

Name	Principal Occupation and Five-Year Employment History
advisory board of the Weiss School of Business at Susquehanna University and is Chairman of the Board of the Landmark School, a premier secondary school for dyslexic students. Mr. Lopardo is also a board member of the Boston Partners in Education and USA Hockey Foundation, and is an advisory board member of the Salvation Army. Mr. Lopardo received a Bachelor of Science degree in marketing and management from Susquehanna University.

Alexis P. Michas	Mr. Michas has been the Managing Partner and a director of Stonington Partners, Inc. since 1994. Prior to that, Mr. Michas was a partner of Merrill Lynch Capital Partners, Inc. (“MLCP”), a wholly owned subsidiary of Merrill Lynch & Co., Inc., from 1993 to 1994 and Senior Vice President of MLCP from 1989 to 1993. He served on the Board of Directors of MLCP from 1989 to 2001 and was a Consultant to MLCP from 1994 to 2001. Mr. Michas was also a Managing Director of the Investment Banking Division of Merrill Lynch, Pierce, Fenner & Smith Incorporated from 1991 to 1994. Mr. Michas received a Bachelor of Arts degree from Harvard College and a Master of Business Administration degree from Harvard Business School. Mr. Michas is also a director of BorgWarner Inc., Lincoln Educational Services Corporation, Air Tran Airways, Inc. and a number of privately held companies.

James C. Mullen	Mr. Mullen is President and Chief Executive Officer of Biogen Idec Inc. Mr. Mullen joined Biogen, Inc. in 1989. He was named Chairman of the board of directors of Biogen in July 2002, after being named Chief Executive Officer in 2000. Mr. Mullen has also held the positions of President and Chief Operating Officer (1999-2000); Vice President, International (1996-1999); Vice President, Operations (1992-1998); and Director, Facilities and Engineering (1989-1992). In 2003, Mr. Mullen helped to lead the merger of Biogen, Inc. and IDEC Pharmaceuticals Corporation, a global biotechnology leader that creates new standards of care in oncology, neurology and immunology. He holds a Bachelor of Science degree in chemical engineering from Rensselaer Polytechnic Institute and a Master of Business Administration degree from Villanova University. In addition to serving as a director of Biogen Idec, Mr. Mullen is Chairman of the board of directors of the Biotechnology Industry Organization (BIO), a member of the Biomedical Sciences Careers Program and a Trustee of The Rivers School.

Dr. Vicki L. Sato	Dr. Sato was appointed Professor of Management Practice at Harvard Business School and Professor of the Practice in the Department of Molecular and Cell Biology of Harvard University in 2006. Prior to that, she had been the President of Vertex Pharmaceuticals from 2000 until her retirement from that position in 2005, and had previously served eight years as Vertex’s Chief Scientific Officer and Chair of the scientific advisory board. Prior to joining Vertex Pharmaceuticals in 1992, she was with Biogen, Inc. from 1984 to 1992, most recently as Vice President of Research and a member of the scientific advisory board. Since 1993, Dr. Sato has served on the board of tutors, Department of Molecular and Cell Biology at Harvard University. Dr. Sato is also a business advisor to Atlas Ventures and other enterprises in the biotechnology and

Name	Principal Occupation and Five-Year Employment History
pharmaceutical industries. Dr. Sato serves as chair of the overseers of the Isabella Stewart Gardner Museum and is a trustee of Jose Mateo’s Ballet Theatre. She is also a director of Bristol-Myers Squibb Company, Infinity Pharmaceuticals, Inc. and Alnylam Pharmaceuticals, Inc., all of which are publicly held biotechnology companies. She is the author of numerous professional publications and holds several issued or pending patents. Dr. Sato received her Bachelor, Master and Doctoral degrees from Harvard University.

Gabriel Schmergel	Mr. Schmergel joined Genetics Institute, Inc. as President and Chief Executive Officer in 1981. Under his leadership, Genetics Institute, Inc. became a fully integrated biopharmaceutical company with a portfolio of drugs for hemophilia, anemia and cancer. Genetics Institute, Inc. was acquired by Wyeth (formerly known as American Home Products Corporation) in 1996, and Mr. Schmergel retired as President and Chief Executive Officer in 1997. Mr. Schmergel was recognized with an honorary Doctorate of Engineering degree from Worcester Polytechnic Institute in 1988, and in 1994 was elected to the National Academy of Engineering for his leadership in biotechnology. From 1992 to 1998, he was a member of the visiting committee of Harvard Business School. He also spent five years on the board of governors of the New England Medical Center and on the board of trustees of the Boston Ballet. Currently, Mr. Schmergel serves on the board of overseers for the Tufts Veterinary School. Mr. Schmergel received a Bachelor of Science degree in mechanical engineering from Rensselaer Polytechnic Institute and a Master of Business Administration degree from Harvard Business School, where he was named a Baker Scholar.

Kenton J. Sicchitano	Mr. Sicchitano joined Price Waterhouse LLP, a predecessor firm of PricewaterhouseCoopers LLP, in 1970, and after becoming a partner in 1979, held various leadership positions within the firm until he retired in June 2001. Mr. Sicchitano is also a director of Analog Devices, Inc., MetLife, Inc. and its wholly owned subsidiary, Metropolitan Life Insurance Company. At various times from 1986 to 1995 he served as a director and/or officer of a number of not-for-profit organizations, including President of the Harvard Business School Association of Boston, Treasurer of the Harvard Club of Boston, member of the board of directors of the Harvard Alumni Association, member of the board of directors and Chair of the finance committee of New England Deaconess Hospital, and member of the board of directors of the New England Aquarium. Mr. Sicchitano holds a Bachelor of Arts degree from Harvard College and a Master of Business Administration degree from Harvard Business School.

Gregory L. Summe	Mr. Summe was named PerkinElmer’s Chief Executive Officer effective January 1, 1999 and Chairman effective April 27, 1999, and we expect that he will assume the role of Executive Chairman in February 2008 when Mr. Friel is expected to become PerkinElmer’s Chief Executive Officer. He was appointed President and Chief Operating Officer and elected to PerkinElmer’s board of directors in early 1998. From 1993 to 1998, Mr. Summe held several management positions with AlliedSignal,

Name	Principal Occupation and Five-Year Employment History
Inc., now Honeywell International: President of the Automotive Products Group, President of Aerospace Engines and President of General Aviation Avionics. Prior to joining AlliedSignal, he worked at General Electric, and was a partner at McKinsey & Company, where he worked from 1983 to 1992. Mr. Summe currently serves on the board of directors of the State Street Corporation and Automatic Data Processing, Inc. (ADP). He holds a Bachelor of Science and a Master of Science degree in electrical engineering from the University of Kentucky and the University of Cincinnati, respectively, and a Master of Business Administration degree with distinction from the Wharton School at the University of Pennsylvania.

G. Robert Tod	Mr. Tod was co-founder of the CML Group, Inc. and served as its Vice Chairman, President and Chief Operating Officer from 1969 to his retirement in 1998. Mr. Tod is currently non-executive Chairman of Allagash Brewing Co. and serves on the board of trustees of Rensselaer Polytechnic Institute and the Ida Cason Callaway Foundation. Mr. Tod is a former director of SCI Systems, Inc., US Trust, Walden Bancorp and Domain, Inc. He also previously served as a trustee of Emerson Hospital, the Middlesex School, the Fenn School, and as a Vice President of the Alumni Executive Council of the Harvard Business School. Mr. Tod received a Bachelor of Science degree in mechanical engineering from Rensselaer Polytechnic Institute and a Master of Business Administration degree from Harvard Business School.

Executive Officers

Name	Principal Occupation and Five-Year Employment History
Gregory L. Summe	Mr. Summe was named PerkinElmer’s Chief Executive Officer effective January 1, 1999 and Chairman effective April 27, 1999, and we expect that he will assume the role of Executive Chairman in February 2008 when Mr. Friel is expected to become PerkinElmer’s Chief Executive Officer. He was appointed President and Chief Operating Officer and elected to PerkinElmer’s board of directors in early 1998. From 1993 to 1998, Mr. Summe held several management positions with AlliedSignal, Inc., now Honeywell International: President of the Automotive Products Group, President of Aerospace Engines and President of General Aviation Avionics. Prior to joining AlliedSignal, he worked at General Electric, and was a partner at McKinsey & Company, where he worked from 1983 to 1992. Mr. Summe currently serves on the board of directors of the State Street Corporation and Automatic Data Processing, Inc. (ADP). He holds a Bachelor of Science and a Master of Science degree in electrical engineering from the University of Kentucky and the University of Cincinnati, respectively, and a Master of Business Administration degree with distinction from the Wharton School at the University of Pennsylvania.

Name	Principal Occupation and Five-Year Employment History
Robert F. Friel	Mr. Friel was appointed President and Chief Operating Officer of PerkinElmer effective August 1, 2007, and we expect that he will be named Chief Executive Officer in February 2008. He had previously served as Vice Chairman of PerkinElmer and President of PerkinElmer’s Life and Analytical Sciences unit since January 2006 and February 2006, respectively. Prior to holding those positions, since October 2004 he was PerkinElmer’s Executive Vice President and Chief Financial Officer with responsibility for business development and information technology in addition to his oversight of PerkinElmer’s finance functions. Mr. Friel joined PerkinElmer in February 1999 as PerkinElmer’s Senior Vice President and Chief Financial Officer. From 1980 to 1999, he held several senior management positions with AlliedSignal, Inc., now Honeywell International. Mr. Friel received a Bachelor of Arts degree in economics from Lafayette College and a Master of Science degree in taxation from Fairleigh Dickinson University. Mr. Friel is also a director of Millennium Pharmaceuticals, Inc. and Fairchild Semiconductor Corp., as well as the Analytical and Life Science Systems Association (ALSSA). He is a Member of the National Board of Trustees for the March of Dimes.

Jeffrey D. Capello	Mr. Capello joined PerkinElmer in June 2001 as PerkinElmer’s Vice President of Finance, Corporate Controller and Treasurer and was named Chief Accounting Officer in April 2002. In January 2006, he was named Senior Vice President and Chief Financial Officer with responsibilities for Business Development in addition to his oversight of the finance function. From 1991 to June 2001, he held various positions including that of partner from 1997 to 2001 at PricewaterhouseCoopers LLP, a public accounting firm, initially in the United States and later in the Netherlands. He holds a Bachelor of Science degree in business administration from the University of Vermont and a Master of Business Administration degree from the Harvard Business School.

Katherine A. O’Hara	Ms. O’Hara joined PerkinElmer in May 2005 as Senior Vice President, General Counsel and Secretary of PerkinElmer, Inc. Prior to joining PerkinElmer in May 2005, Ms. O’Hara served as Vice President and Associate General Counsel for Avon Products, Inc. During her 11 years with Avon, she held responsibilities in the areas of legal and regulatory compliance, corporate finance and corporate governance. Before joining Avon, Ms. O’Hara had been an associate at Davis Polk & Wardwell, focusing on capital markets transactions for her global clients. Previously, she had been Assistant Vice President at Morgan Guaranty Trust Company of New York, responsible for the Argentine business unit. Ms. O’Hara holds a Bachelor of Arts degree from Duke University and a Juris Doctorate degree from the Columbia University School of Law.

Richard F. Walsh	Mr. Walsh joined PerkinElmer in July 1998 as PerkinElmer’s Senior Vice President of Human Resources and in January 2006 was also named PerkinElmer’s Chief Administrative Officer. From 1995 to 1998, he served as Senior Vice President of Human Resources of ABB Americas, Inc., the United States subsidiary of an international engineering

Name	Principal Occupation and Five-Year Employment History
company. Prior to that, Mr. Walsh held a number of managerial positions in human resources with ABB starting in 1989. His prior employment was with Unilever where he spent nine years in human resource management. Mr. Walsh holds a Bachelor of Science degree in marketing and a Master of Business Administration degree from LaSalle University, and a Master of Arts in counseling from Villanova University.

John A. Roush	Mr. Roush was named Vice President of PerkinElmer and President of PerkinElmer’s Optoelectronics business in November 2004. In January of 2006, Mr. Roush was named Senior Vice President of PerkinElmer and remains President of PerkinElmer’s Optoelectronics business. Mr. Roush first joined PerkinElmer in 1999 as General Manager of a specialty lighting division within PerkinElmer’s Optoelectronics business, and subsequently held several additional roles within Optoelectronics. From 2001 to 2002, he served as Vice President & General Manager of the Sensors business, and from 2002 to 2004, he held the role of Vice President of Sales & Product Management. Before joining PerkinElmer, Mr. Roush held leadership positions with General Electric, Allied Signal (now Honeywell International), and McKinsey & Company. Mr. Roush holds a Bachelor of Science degree in electrical engineering from Tufts University and a Master of Business Administration degree from the Harvard Business School.

Michael L. Battles	Mr. Battles was named Chief Accounting Officer in November 2006. Mr. Battles joined PerkinElmer in November 2001 as Global Controller of PerkinElmer’s Analytical Instruments division. Beginning in 2003, he served as Director of Technical Accounting, Controls and Compliance and in October 2005 was appointed Vice President, Corporate Controller, a position he continues to hold. Prior to joining PerkinElmer, Mr. Battles held several positions at Deloitte & Touche LLP from 1990 until 2001, including senior manager, accounting and auditing from 1998 to 2001. Mr. Battles holds a Bachelor of Science degree in business administration with a concentration in accounting from the University of Vermont. Mr. Battles is also a certified public accountant.

2. Offeror

Director

The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employment for the past five years of the sole director of Offeror. Unless otherwise indicated, the director has been so employed for a period in excess of five years. Unless otherwise indicated below, each occupation set forth opposite the director refers to employment with PerkinElmer. The business address of the director is c/o Victor Acquisition Corp., at 940 Winter Street, Waltham, Massachusetts 02451, and the director is a citizen of the United States of America.

Name	Principal Occupation and Five-Year Employment History
John L. Healy	Mr. Healy was named Vice President and Associate General Counsel in February 2006. Mr. Healy joined PerkinElmer in 1988 and has held a number of positions of increasing responsibility within the legal function. He holds a Bachelor of Arts degree in economics from Tufts University and a Juris Doctorate degree from Stanford University.

Executive Officers

The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employment for the past five years of each executive officer of Offeror. Unless otherwise indicated, each executive officer has been so employed for a period in excess of five years. Unless otherwise indicated below, each occupation set forth opposite each person refers to employment with PerkinElmer. The business address of each of these individuals is c/o Victor Acquisition Corp., at 940 Winter Street, Waltham, Massachusetts 02451, and each of these individuals is a citizen of the United States of America other than Jeffery D. Capello, who is a citizen of Canada and a U.S. permanent resident.

Name	Principal Occupation and Five-Year Employment History
Jeffrey D. Capello	Mr. Capello joined PerkinElmer in June 2001 as PerkinElmer’s Vice President of Finance, Corporate Controller and Treasurer and was named Chief Accounting Officer in April 2002. In January 2006, he was named Senior Vice President and Chief Financial Officer with responsibilities for Business Development in addition to his oversight of the finance function. From 1991 to June 2001, he held various positions including that of partner from 1997 to 2001 at PricewaterhouseCoopers LLP, a public accounting firm, initially in the United States and later in the Netherlands. He holds a Bachelor of Science degree in business administration from the University of Vermont and a Master of Business Administration degree from the Harvard Business School.

Steven Delahunt	Mr. Delahunt was named Vice President and Treasurer in March 2007. Mr. Delahunt joined PerkinElmer in November 2004 as Assistant Treasurer, and beginning in 2006 served as director of Treasury and Investor Relations. Prior to joining PerkinElmer, Mr. Delahunt was an Assistant Treasurer at American Power Conversion Corporation and held several positions at GE Capital and GTE Corporation. He holds a Bachelor of Science degree in business administration and a Master of Business Administration degree from Boston University.

John L. Healy	Mr. Healy was named Vice President and Associate General Counsel in February 2006. Mr. Healy joined PerkinElmer in 1988 and has held a number of positions of increasing responsibility within the legal function. He holds a Bachelor of Arts degree in economics from Tufts University and a Juris Doctorate degree from Stanford University.

Facsimile copies of Letters of Transmittal, properly completed and duly executed, will be accepted. The appropriate Letter of Transmittal, the Share Certificates and any other required documents should be sent or delivered by each ViaCell stockholder or the ViaCell stockholder’s broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

The Depositary for the Offer is:

Deutsche Bank Trust Company Americas

By Mail: DB Services Tennessee, Inc. Reorganization Unit P.O. Box 305050 Nashville, TN 37211	By Facsimile Transmission: Fax: (615) 835-3701	By Overnight Mail or Courier: DB Services Tennessee, Inc. Trust and Securities Services Reorganization Unit 648 Grassmere Park Road Nashville, TN 37211

You may direct questions and requests for assistance to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth below. You may obtain additional copies of this Offer to Purchase, the related Letter of Transmittal and other tender offer materials from the Information Agent or the Dealer Manager as set forth below, and they will be furnished promptly at PerkinElmer’s expense. You also may contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

17 State Street, 10th Floor

New York, NY 10004

Banks and Brokers Call: (212) 440-9800

All Others Call Toll Free: (866) 821-2550

The Dealer Manager for the Offer is:

Merrill Lynch & Co.

Four World Financial Center

New York, New York 10080

Toll Free: (877) 653-2948

International Callers: (609) 818-8000